As filed with the Securities and Exchange Commission on December 21, 2009

Registration No. 333-163198

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NUMBER 1

TO

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST COMMUNITY BANK CORPORATION OF AMERICA (Exact name of registrant as specified in its charter)
FLORIDA (State or other jurisdiction of incorporation or organization)
6035 (Primary Standard Industrial Classification Code Number)
65-0623023 (I.R.S. Employer Identification No.)

9001 Belcher Road

Pinellas Park, Florida 33782

(727) 520-0987

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kenneth P. Cherven

President and Chief Executive Officer

First Community Bank Corporation of America

9001 Belcher Road

Pinellas Park, Florida 33782

(727) 520-0987

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

A. George Igler, Esq. or Paul M. Phillips, Esq. Igler & Dougherty, P.A. 2457 Care Drive Tallahassee, Florida 32308	Ralph F. MacDonald, Esq. Jones Day 1420 Peachtree Street, N.E. Suite 800 Atlanta, Georgia (404) 581-3939

Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering    ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a nonaccelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price	Proposed maximum aggregate offering price(1)	Amount of registration fee
Units consisting of common stock par value $0.05 (“Common Stock”), and % Cumulative Convertible Perpetual Preferred Stock, Series B (“Convertible Preferred Stock”)	To be determined	To be determined	$20,000,000	$1116.00(2)
Convertible Preferred Stock, contained in the Units	To be determined	Included with above	Included with above	Included with above
Common Stock, par value $0.05, contained in the Units	To be determined	Included with above	Included with above	Included with above

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2)	Previously paid.
(3)	Including the shares underlying the Convertible Preferred Stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. We may not sell these securities until the registration statement that we have filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not a solicitation of an offer to buy the securities in any jurisdiction where an offer or sale thereof is not permitted.

Subject to Completion, dated December 21, 2009

PROSPECTUS

                     Units

Each consisting of                      shares of Common Stock

and one share of *% Cumulative Convertible Perpetual Preferred Stock, Series B

We are offering Units. Each Unit will consist of * shares of our common stock, par value $.05 per share (“Common Stock”) and one share of *% Cumulative Convertible Perpetual Preferred Stock, Series B, with an initial liquidation preference of $25.00 (the “Convertible Preferred Stock”). Following issuance, the Units will not trade as a separate security and the Convertible Preferred Stock and the Common Stock underlying each Unit will be traded separately.

We will pay annual dividends on each share of our Convertible Preferred Stock at a rate of     % per share on the initial liquidation preference thereof of $25 per share. Dividends will accrue and cumulate from the date of issuance and, to the extent that we are legally permitted to pay dividends and our board of directors declares a dividend payable, we will pay dividends on March 31, June 30, September 30 and December 31 in cash.

Shares of our Convertible Preferred Stock will be convertible at any time into shares of Common Stock at an initial conversion price of $*. The conversion price will be subject to adjustment as described in this prospectus.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “FCFL”. The last reported sale price of our Common Stock on December 18, 2009 was $2.30 per share. The Convertible Preferred Stock will not initially be listed on any securities exchange.

Investors that would like to subscribe for Units should complete and submit the subscription form, which is included with this prospectus. We will accept subscriptions as we receive them on a first come, first serve basis and will settle subscription requests on an on-going basis.

You should read this prospectus carefully before you invest. Investing in our securities involves a high degree of risk. You should carefully consider the risks which we have described under the heading “Risk Factors” beginning on page 12 before buying our securities.

	Per Unit	Total

Public offering price	$	$
Placement agent fees	$	$
Proceeds, before expenses, to us	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits and are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency.

Sole Placement Agent

Raymond James & Associates, Inc.

The date of this prospectus is December    , 2009.

FORWARD-LOOKING STATEMENTS

This prospectus, including information incorporated herein by reference, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements involve risk and uncertainty and a variety of factors could cause actual results and experience of First Community Bank Corporation of America (“First Community”) and its subsidiaries to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on our operations and subsidiaries include, but are not limited to, changes in:

•	the effects of future economic, business and market conditions and changes, domestic and foreign, including seasonality;

•	governmental monetary and fiscal policies;

•

legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, and changes in the scope and cost of Federal Deposit Insurance Corporation, or FDIC, insurance and other coverages;

•	changes in regulatory requirements specifically applicable to us, including enforcement actions and the effects of new Office of Thrift Supervision or FDIC policy statements;

•	changes in accounting policies, rules and practices;

•

the effects of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and other interest sensitive assets and liabilities;

•	the failure of assumptions and estimates underlying the establishment of reserves for possible loan losses and other estimates;

•	changes in borrowers’ credit risks and payment behaviors;

•	changes in the availability and cost of credit and capital in the financial markets;

•	changes in the prices, values and sales volumes of residential and commercial real estate;

•	the effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services;

•

the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions;

•	changes in technology or products that may be more difficult, costly, or less effective than anticipated;

•	the effects of war or other conflicts, acts of terrorism or other catastrophic events, including hurricanes, storms and flooding, that may affect general economic conditions;

•

the failure of assumptions and estimates and differences in and changes to economic, market and credit concentrations, including borrowers’ credit risks and payment behaviors from those used in our reviews of our loan portfolio and our loan portfolio stress test;

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•

the risk that our deferred tax assets could be reduced if estimates of future taxable income from our operations and tax planning strategies are less than currently estimated, and sales of our capital stock in this offering and/or other transfers of our capital stock could trigger a reduction in the amount of net operating loss carryforwards that we may be able to utilize for income tax purposes; and

•	other factors and risks described under “Risk Factors” herein.

All written and oral forward-looking statements that are made by or are attributable to us are expressly qualified in their entirety by this cautionary notice. We have no obligation and do not undertake to update, revise or correct any of the forward-looking statements after the date of this prospectus, or after the respective dates on which such statements otherwise are made.

Further information on other factors that could affect us is included in the SEC filings incorporated by reference in this prospectus. See also “Risk Factors” contained herein and therein.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and in the documents incorporated by reference herein. We have not, and our placement agent, Raymond James Associates Inc. (“Raymond James”) has not, authorized any other person to provide you with different information. We are not, and Raymond James is not, making an offer to sell the Units, including the shares of Common Stock and Convertible Preferred Stock underlying the Units in any jurisdiction in which the offer or seal is not permitted.

Neither we, Raymond James, nor any of our officers, directors, agents or representatives, make any representation to you about the legality of an investment in the securities offered in this prospectus. You should not interpret the contents of this prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in the securities offered in this prospectus.

No action is being taken in any jurisdictions outside the United States to permit a public offering of the securities offered by this prospectus or possession or distribution of this prospectus in those jurisdictions. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions that apply in those jurisdictions to this offering or the distribution of this prospectus.

You should read the entire prospectus, our financial statements (including the related notes) and the other information that is incorporated by reference into this prospectus before making a decision to invest in our Common Stock or the Convertible Preferred Stock or the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock.

As used in this prospectus, “First Community,” “FCFL,” “we,” “us,” and “ours” refer to First Community Bank Corporation of America and its subsidiaries. “First Community Bank” refers to our wholly-owned bank subsidiary First Community Bank of America and “First Community Lender” refers to our only nonbank subsidiary, First Community Lender Services, Inc. “The Company” refers to First Community Bank Corporation, on a parent-only basis”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the Securities and Exchange Commission, or the “SEC.” You may read and copy any of these filed documents at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

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Our internet address is www.fcbfl.com. First Community makes available through its website, free of charge, its periodic and current reports, proxy and information statements and other information we file with the SEC and amendments thereto as soon as reasonably practicable after First Community files such material with, or furnishes such material to, the SEC, as applicable. Unless specifically incorporated by reference, the information on our website is not part of this prospectus.

This prospectus is part of a Registration Statement and does not contain all of the information included in the Registration Statement. Whenever a reference is made in this prospectus or incorporated by reference into any contract or other document of ours, you should refer to the exhibits that are a part of the Registration Statement for a copy of the referenced contract or document. Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the information set forth in “Risk Factors” and incorporated by reference herein, before making an investment decision.

First Community Bank Corporation of America

First Community is a Florida-based unitary savings and loan holding company with one wholly-owned bank subsidiary, First Community Bank, a federal savings association under the supervision of the Office of Thrift Supervision (the “OTS”), and one nonbank subsidiary, First Community Lender.

First Community owns all of the outstanding common stock of First Community Bank and First Community Lender. Our primary business activity is the operation of First Community Bank, which was established in February 1985. First Community Bank has eleven Florida branch locations in Pinellas, Hillsborough, Pasco, and Charlotte Counties. It is a federally-chartered stock savings bank that provides a variety of banking services to small and middle market businesses and individuals through its four banking offices located in Pinellas County, two banking offices located in Hillsborough County, two banking offices located in Pasco County, and three banking offices located in Charlotte County.

First Community Bank is also a premier provider of association lockbox services, which supports the payment processing needs of property management companies along the West coast of Florida. First Community Bank's automated, state-of-the-art, association lockbox system offers its clients relief from the previously labor-intensive collection of maintenance payments, and allows associations to have those fees immediately deposited into their bank accounts. First Community Bank is a major player in this market segment, and is characterized by hands-on account management and what we believe to be one of the best customer service programs in the industry. We have realized continued growth with this service, which has generated low-cost, stable, core deposits, since its inception in 2003.

As of September 30, 2009, First Community Bank had assets of approximately $561 million, net loans of $409 million and deposits of $472 million. Due to its strong focus on commercial lending, approximately 54% of First Community Bank’s total loans are commercial.

First Community Lender was incorporated in 2001 as a wholly-owned subsidiary of First Community. First Community Lender was originally established to network with title insurance vendors. In November 2004, 1031 Exchange services were added. A 1031 Exchange allows customers to sell investment property/properties and defer any capital gains taxes by purchasing a “like-kind” replacement property/properties within a certain time frame under Section 1031 of the Internal Revenue Code of 1986, as amended, or the Code. First Community Lender had only nominal operations in 2008 and through the first nine months of 2009.

The offices of First Community are located at 9001 Belcher Road , Pinellas Park, 33782, and our phone number is (727) 520-0987.

Operating Strategy

We have experienced significant success in growing our Company, and we attribute this success to two key business values: safety and soundness first, and a passionate commitment to serve our customers.

We believe that building relationships is a crucial factor in differentiating us from the national and regional financial institutions. Even though the national and regional financial institutions typically offer more products and have more locations, they may lack the personal service that we offer. The most frequent customer complaints we hear about national and regional institutions are the lack of personalized service and the turnover in personnel, which limit customers’ abilities to develop relationships with their bankers. Many of our customers have advised us that they were willing to make a change in order to receive personalized service, and we believe a significant opportunity exists to attract and retain additional customers who are dissatisfied with their current banking relationship.

We believe we are unique in the sense that we offer a Regional President and local Regional Board of Directors in each of the counties we serve, but all under the same bank charter. Each Region is operated like a community bank, emphasizing local leadership and local decision-making, with Regional Presidents making most major decisions. Our Regional Presidents have loan approval authority and deposit and loan pricing authority. This enables them to provide quicker service and to respond appropriately to their respective markets. Each county’s Regional Board and Regional President are drawn mainly from members of the local business community. We place emphasis on relationship banking so that each customer can identify and establish a comfort level with our bank officers and staff. While a significant portion of our lending effort is concentrated on commercial and professional businesses, we also focus on cross-marketing our deposit products to these borrowers. Many of our retail customers are the principals and employees of our small-and medium-sized business customers.

Third Quarter Capital and Results

For the year ended December 31, 2008, we recorded a net loss of $3.6 million compared to net earnings of $2.9 million for the year ended December 31, 2007. The decrease in earnings was due to increased credit losses. We recorded a net loss for the nine-month period ended September 30, 2009, of $2.5 million compared to net income of $881,000 for the nine-month period ended September 30, 2008. The decrease in earnings is due to $6.7 million in provisions for loan losses due to the substantial devaluation in collateral values, a result of the devaluation of Florida real estate generally.

Despite the losses, First Community Bank remains well capitalized for regulatory purposes with a 6.56% Tier 1 leverage ratio as of September 30, 2009. Our net interest margin as of September 30, 2009, was 2.83% despite our having $29.0 million in nonperforming loans and $50.4 million in deposits at the Federal Reserve with an average interest rate of .25% as of November 30, 2009.

For the year ended December 31, 2008, we recorded a net loss available to common shareholders, after preferred stock dividend and amortization of preferred discount of $3.6 million or $0.88 basic per share, compared to net earnings of $2.9 million or $0.70 basic per share for the year ended December 31, 2007. For the nine-month period ended September 30, 2009, we recorded a net loss available to common shareholders of $2.6 million or $0.71 basic per share, compared to net earnings of $881,000 or $0.21 basic per share for the nine months ended September 30, 2008.

Asset Quality

During 2008 and 2009, we have significantly focused on managing credit quality during the currently depressed economic environment. Total assets for the first nine months of 2009 increased to $561 million, an increase of $59 million or 12% since December 31, 2008, and increased by $84.5 million or 18% since September 30, 2008.

Our nonperforming loans (nonaccrual and 90+ days past due) totaled $29.0 million at September 30, 2009, or 7.01% of total loans outstanding, compared to $13.2 million at December 31, 2008. Thirty-to-ninety day delinquent loans were $39 million or 9.22% of loans outstanding at September 30, 2009, an increase of $22 million in total loan delinquencies from December 31, 2008. There were $6.2 million in net charge-offs for the first nine months of 2009, resulting in net charge-offs to average loans of 1.50%, an increase of 0.80% from the first nine months of 2008. The third quarter provision for loan losses was $4.7 million, an increase of $3.4 million, or 274%, from third quarter 2008 due to increased levels of delinquencies resulting from the continued weakness in the local economy. Nonperforming assets as a percentage of total assets were 5.62% at September 30, 2009, compared to 2.83% at September 30, 2008. At September 30, 2009, the loan loss allowance was 2.11% of total loans, or 30.07% of the nonperforming loans. There were $3.7 million in net charge offs in the third quarter of 2009, resulting in net charge offs to average loans of 0.89%.

Loan Portfolio Composition

Total gross loans, including loans held for sale, totaled $417.7 million at September 30, 2009, up $5.6 million or 1% for the first nine months of 2009, and up $10 million and 3% over the same period in 2008. Construction loans, largely secured by commercial real estate, totaled $11.6 million, or 2.78% of total loans, at September 30, 2009, down $2.4 million since December 31, 2008. Commercial real estate loans, including multi-family dwellings, but excluding those in construction, increased by $46.6 million and also total 46.38% of total loans outstanding, while commercial and industrial loans increased $2.9 million to approximately 6.13% of total loans outstanding. One-to-four family residential loans, including loans held for sale, were $111.6 million, or 26.63% of total loans, down $5.1 million from year-end. Consumer lines of credit and installment and other loans increased by $4.5 million, or 18.08% of total loans.

Deposits

Total deposits increased by $69.4 million for the first nine months of 2009, representing a 17% increase. Deposits increased $43.6 million, over the first nine months of 2008, representing an increase of 13%.

Regulatory Capital Ratios

The Company is not required to maintain regulatory capital ratios. The regulatory capital ratios for First Community Bank as of September 30, 2009, are as follows:

	Minimum “well capitalized” capital ratios for regulatory purposes	First Community Bank
Tier 1 leverage capital ratio	5.00%	6.56%
Tier 1 risk-based capital	6.00%	9.22%
Total risk-based capital ratio	10.00%	10.48%

The OTS has required us to reassess and re-establish minimum capital ratios above the regulatory minimum “well capitalized” ratios. Our board of directors has approved higher minimum ratios of a tier 1 leverage capital ratio of 6%, a tier 1 risk-based capital ratio of 8% and a total risk-based capital ratio of 11%, which is subject to OTS approval. The OTS may require higher capital levels than those established by our board of directors based on our particular risk profile, including our financial history or condition, managerial resources and/or the future earnings prospects of First Community Bank, the risks of our concentrations of credit, volume of assets classified substandard, doubtful or loss or otherwise criticized.

Nonaccrual Loans and Troubled Debt Restructuring

The following table contains data concerning our collateral dependent and nonaccrual loans as of the dates indicated.

	September 30, 2009	June 30, 2009
	(in millions)
Collateral Dependant and Nonaccrual Loan Summary
Impaired loans without a valuation allowance	$19.4	$23.7
Impaired loans with a valuation allowance	$4.1	$1.7

Total impaired loans	$23.5	$25.4

Valuation allowance related to impaired loans	$2.0	$0.4
Total nonaccrual loans	$29.2	$24.7

Total foreclosed real estate	$2.2	$2.9

Total loans 90 days or more past due and still accruing	$0	$0

At September 30, 2009 and June 30, 2009, we had no loans that were contractually past due 90 days or more as to principal or interest payments and still accruing interest.

We also had $21.9 million and $19.2 million in loans that would be defined as troubled debt restructurings at September 30, 2009 and June 30, 2009, respectively. Of those amounts, $18.3 million and $17.5 million were accruing as of September 30, 2009 and June  30, 2009, respectively, as they were performing in accordance with their restructured terms.

RECENT DEVELOPMENTS

Internal Analysis of Capital

In May 2009, the Federal Reserve Board conducted the Supervisory Capital Assessment Program, or the “SCAP,” which is commonly referred to as the “stress test,” of the near-term capital needs of the nineteen largest U.S. bank holding companies. We have historically conducted internal analyses of our capital position and did so as of July 14, 2009, using methodologies similar to the SCAP. Based upon our most recent internal analysis, we believe that, assuming completion of this offering, we will be able to demonstrate that we would meet the SCAP threshold of having common equity equal to at least 4% of risk weighted assets under the “More Adverse” scenario of SCAP. To reach that threshold, we have begun to take steps, including this offering, to improve our capital and common equity position.

We also completed an enhanced loan review to assess our loan portfolio’s level of risk based on our portfolio in the third quarter of 2009, which included evaluating:

•

potential credit losses (both expected losses covered by our allowance for loan and lease losses (“ALLL”) and unexpected credit losses not covered by the ALLL and which must be absorbed by our tangible common equity), potential additions to classified loans; and

•	management of loans on our “watch list” and loans assigned to our Special Assets Division.

Utilizing the information accumulated from this loan review and the stress test, we project a fourth quarter provision to the ALLL of approximately $5.4 million.

Regulatory Actions

As a result of a recent safety and soundness examination by the OTS, First Community Bank entered into a Memorandum of Understanding (“MOU”) on October 9, 2009, and the Company on a parent only basis, entered into an MOU with the OTS on October 22, 2009.

Under First Community Bank’s MOU, First Community Bank’s board of directors has agreed to:

•	submit a comprehensive business plan for the remainder of 2009 and the calendar years 2010 and 2011 to the OTS Regional Director for comment;

•	provide quarterly variance reports with respect to First Community Bank’s compliance with the business plan;

•	adopt a detailed capital plan with specific written strategies to preserve and enhance as needed the capital level of First Community Bank;

•	reassess and establish minimum capital target levels for core and risk-based capital ratios and determine the need for additional capital;

•

prepare a detailed written plan (“Problem Asset Plan”) with specific strategies and timeframes to reduce First Community Bank’s total level of criticized assets, which include classified assets, special mention and non-performing loans;

•	provide oversight that First Community Bank is in compliance with the Problem Asset Plan and provide quarterly reviews to assess compliance with the Problem Asset Plan;

•

refrain from originating or purchasing, or committing to originate or purchase land or acquisition, development and construction loans unless another lender has committed to take out the permanent financing;

•	perform fair value calculations on classified loans and update the calculation at least annually;

•

not allow First Community Bank to increase its total assets during any quarter, beginning with the quarter ending September 30, 2009, in excess of the amount equal to net interest credited on deposit liabilities during the quarter until such time as the OTS issues its nonobjection to First Community Bank’s business plan;

•	not declare dividends or make other capital distributions to the Company without prior OTS approval or nonobjection;

•

not roll over any existing brokered deposits, excluding interest credited, or accepting new brokered deposits without receiving prior written approval or nonobjections from the OTS. The OTS has permitted First Community Bank to rollover CDARS reciprocal deposits through the end of November 2009, but such waiver has not been extended;

•	prepare and submit to the OTS for comment a brokered deposit reduction plan; and

•	require management to prepare and submit to the board of directors a quarterly variance report on First Community Bank’s compliance with the brokered deposit reduction plan.

The Company’s MOU has similar provisions regarding the preparation and submission of a business plan for the remainder of 2009, and the years 2010 and 2011, the preparation and submission of a capital plan to address the capital needs of the Company, as well as First Community Bank. In addition, the Company, on a parent-only basis, cannot accept or request First Community Bank to pay any dividends or make other capital distributions or declare or pay any dividends or other capital distributions without prior written approval of the OTS, with the exception of paying dividends on our outstanding fixed rate cumulative perpetual preferred stock, series A (“Series A Preferred Stock”), which we issued in connection with our participation of the Troubled Assets Relief Program’s (“TARP”) Capital Purchase Program in December 2008. An additional requirement in the Company’s MOU is the preparation of a written plan detailing the Company’s obligations associated with receiving funds under TARP, including showing how it will comply with the reporting obligations under TARP, an assessment of a potential exit plan from TARP, and demonstrating that sufficient funds are maintained to service the dividend obligations of the Series A Preferred Stock issued in connection with receipt of TARP funds. the Company and First Community Bank have recently submitted to the OTS the plans required under the MOUs and are awaiting the approval of those plans.

The boards of directors of the Company and First Community Bank have appointed their respective audit committees to serve as compliance committees to ensure that the respective companies comply with their individual MOUs.

SUMMARY DESCRIPTION OF THE OFFERING

Units Offered	Units.

Unit Offering Price	$ per Unit. There is no minimum number of Units you must purchase but you may not purchase fractional Units.

Definition of a Unit	Each Unit will consist of one share of % Convertible Preferred Stock with an initial liquidation preference of $25.00 and shares of Common Stock.

Use of proceeds	The net maximum proceeds from the sale of Units estimated to be $20,000,000. The Company intends to reserve $ for future dividend payments and use the remainder of the proceeds as a contribution to First Community Bank to strengthen its capital ratios and for general corporate purposes.

Certain U.S. federal income tax considerations	Certain U.S. federal income tax considerations relevant to purchasing, owning and disposing of the Common Stock, Convertible Preferred Stock and any Common Stock received upon its conversion are described in “Certain United States Federal Income Tax Considerations.” You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning our Common Stock and Convertible Preferred Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Liquidation preference	$25.00 per share of Convertible Preferred Stock, plus an amount equal to the sum of all accrued and unpaid dividends.

Dividends	% per share on the liquidation amount thereof of $25 for each share of our Convertible Preferred Stock per year. Dividends will accrue and cumulate from the date of issuance and, to the extent that we are legally permitted to pay dividends and we declare a dividend payable, we will pay dividends in cash on each dividend payment date. See “Description of Convertible Preferred Stock—Dividends.”

Dividend payment dates	March 31, June 30, September 30 and December 31 of each year.

Redemption	We may redeem the Convertible Preferred Stock, in whole or in part, at the then applicable Redemption Price (i) at any time prior to December 31, 2014, if the volume weighted average price (“VWAP”) of the Common Stock for 20 Trading Days in a period of 30 consecutive Trading Days ending on the Trading Day prior to the mailing of the notice of redemption exceeds 150% of the then prevailing Conversion Price or (ii) any time after December 31, 2014. Any redemption of the Convertible Preferred Stock will be subject to prior regulatory approval. The applicable Redemption Price will be an amount equal to 100% of the liquidation amount of each share of Convertible Preferred Stock plus accumulated, accrued and unpaid dividends to the date of redemption.

Conversion	Holders may convert shares of Convertible Preferred Stock into Common Stock at any time prior to the sale of redemption of the Convertible Preferred Stock.

In addition, the shares of Convertible Preferred Stock will be mandatorily convertible if we do not declare and pay dividends on the Convertible Preferred Stock for two consecutive quarters, as a result of certain restrictions imposed by our regulators.

Holders of Convertible Preferred Stock whose shares are converted into Common Stock will have the right to receive any accrued and unpaid dividends on the Convertible Preferred Stock as of the conversion date, whether or not declared (other than previously declared dividends on the Convertible Preferred Stock payable to holders of record as of a prior date), to the extent we are permitted to pay such dividends at such time.

Conversion rate	The initial conversion price for each share of our Convertible Preferred Stock will be $ .

The conversion price is subject to certain adjustments, as described under “Description of Convertible Preferred Stock—Anti-dilution Adjustments.”

Anti-dilution adjustments	The formula for determining the conversion rate and the number of shares of our Common Stock to be delivered upon conversion of the Convertible Preferred Stock may be adjusted in the event of, among other things, stock dividends or distributions in shares of our Common Stock or subdivisions, splits and combinations of our Common Stock. See “Description of Convertible Preferred Stock—Anti-dilution Adjustments.”

Voting rights	Except as required by law and our articles of incorporation, which will include the Articles of Amendment for the Convertible Preferred Stock, the holders of Convertible Preferred Stock will have no voting rights.

The affirmative consent of holders of at least 66 2/3 % of the outstanding Convertible Preferred Stock and all other preferred stock or securities having similar voting rights will be required for the authorization or increase in the authorized amount of any class or series of stock ranking senior to the Convertible Preferred Stock with respect to either or both the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up and for the amendment, alteration or repeal of any provision of our Articles of Amendment designating the Convertible Preferred Stock so as to adversely affect the rights, preferences, privileges or voting powers of the Convertible Preferred Stock. See “Description of Convertible Preferred Stock—Voting Rights.”

Ranking	The Convertible Preferred Stock will rank with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

•

senior to all of our Common Stock and to each other class of other capital stock or series of preferred stock issued in the future unless the terms of that stock expressly provide that it ranks senior to, or on a parity with, the Convertible Preferred Stock;

•

on a parity with our Series A Preferred Stock and any of our capital stock issued in the future, the terms of which expressly provide that it will rank on a parity with the Convertible Preferred Stock; and

•	junior to all of our capital stock issued in the future, the terms of which expressly provide that such stock will rank senior to the Convertible Preferred Stock.

Book-entry, delivery and form	Initially, the Convertible Preferred Stock will be represented by one or more permanent global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company, which we refer to as “DTC.”

Listing	The Convertible Preferred Stock will initially not be listed on any securities exchange. We may subsequently apply to list the Convertible Preferred Stock on an exchange but there can be no guarantee that we will seek to or that we will be successful in doing so.

Common stock	Our Common Stock is listed for trading on the Nasdaq Capital Market under the symbol “FCFL”.

Outstanding Common Stock	Shares of Common Stock will be outstanding after this offering assuming all units are purchased.

Risk factors	See “Risk Factors” beginning on page 12 of this prospectus and other information included or incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our Common Stock and Convertible Preferred Stock.

Registrar and transfer agent	Registrar and Transfer Company.

(*)	The number of shares outstanding after this offering set forth above does not include shares reserved for issuance upon conversion of the Convertible Preferred Stock or shares reserved for issuance under our stock option plans or pursuant to outstanding warrants, at a weighted average price of $ as of , 2009. Nor does it include 228,312 shares reserved for possible exercise by the Treasury under its Warrant at an exercise price of $7.02. If we complete one or more qualified equity offering on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $1,671,250, the number of shares of Common Stock underlying the Warrant then held by Treasury will be reduced by 50% to 114,156 shares.

SELECTED FINANCIAL DATA

The tables on the following pages set forth selected audited consolidated financial data for us at and for each of the years in the five-year period ended December 31, 2008, and selected unaudited consolidated financial data at and for the nine-month periods ended September 30, 2009 and 2008. You should read this data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes to those financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which are incorporated by reference into this prospectus.

The selected consolidated statement of operations data for the years ended December 31, 2008, 2007 and 2006, and the selected balance sheet data as of December 31, 2008 and 2007, have been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this prospectus. The selected consolidated statement of operations data for the years ended December 31, 2005 and 2004 and the selected consolidated balance sheet data as of December 31, 2006, 2005 and 2004 have been derived from our audited financial statements that are not included in or incorporated by reference into this prospectus.

The selected consolidated financial data at and for the nine months ended September 30, 2009 and 2008 have been derived from our unaudited interim financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which is incorporated by reference into this prospectus. Those unaudited interim financial statements include all adjustments (consisting only of normal recurring adjustments) that we consider necessary for a fair presentation of our financial condition and results of operations as of the dates and for the periods indicated.

Historical results are not necessarily indicative of future results, and the results for the nine months ended September 30, 2009, are not necessarily indicative of our expected results for the year ending December 31, 2009 or any other period.

	September 30,		December 31,
	2009	2008	2008	2007	2006	2005	2004
Statement of Operations Data:
Total interest income	$19,435	$20,526	$27,153	$28,830	$24,462	$16,765	$11,562
Total interest expense	8,765	9,589	12,633	13,843	9,627	4,795	3,212

Net interest income before provision for loan losses	10,670	10,937	14,520	14,987	14,835	11,970	8,350
Provision for loan losses	6,702	2,139	9,237	1,165	230	795	605

Net interest income after provision for loan losses	3,968	8,798	5,283	13,822	14,605	11,175	7,745
Noninterest income	1,615	1,546	1,898	1,814	1,583	1,165	1,081
Noninterest expense	9,842	9,330	13,211	11,219	10,434	7,805	5,620

(Loss) earnings before taxes (benefit)	(4,259)	1,014	(6,030)	4,417	5,754	4,535	3,206
Income taxes (benefit)	(1,713)	133	(2,395)	1,552	2,102	1,672	1,183

Net (loss) earnings	$(2,546)	$881	$(3,635)	$2,865	$3,652	$2,863	$2,023

Average loans to average deposits	0.91	1.04	1.04	1.04	1.04	0.98	1.02

	September 30,		December 31,
	2009	2008	2008	2007	2006	2005	2004

Consolidated Balance Sheet Data:
Total assets	$560,728	$476,185	$501,645	$436,481	$390,899	$324,754	$241,806
Total cash and cash equivalents	57,510	18,351	32,458	9,100	11,527	21,698	9,738
Interest-earning assets	519,874	46,177	437,819	400,914	371,866	306,682	220,596
Investment securities	58,837	34,507	33,523	17,177	15,339	14,196	14,807
Loans, net	408,916	393,176	403,855	382,551	346,788	272,534	205,789
Allowance for loan losses	8,798	3,926	8,230	4,479	3,499	3,416	2,640
Intangible assets	—	428	—	428	428	428	428
Deposits	472,297	378,206	402,871	334,620	299,710	272,629	200,718
Other borrowings	40,174	52,765	48,325	49,613	48,789	15,709	13,122
Stockholders’ equity	41,841	37,945	44,474	36,968	33,682	29,147	23,618

Per Share Data (1):
Basic (loss) income per share	$(0.71)	$0.21	$(0.88)	$0.70	$0.91	$0.82	$0.59
Diluted (loss) income per share	(0.71)	0.21	(0.88)	0.67	0.85	0.75	0.53
Book value per common share	7.51	9.23	8.23	9.06	8.35	7.41	6.75
Tangible book value per common share [reconciliation]	7.51	9.13	8.23	8.95	8.25	7.29	6.62
Weighted—average shares outstanding—basic	4,152,012	4,111,802	4,111,631	4,073,207	4,202,963	3,686,857	3,584,271
Weighted average shares outstanding—diluted	4,152,012	4,240,620	4,111,631	4,287,443	4,508,533	4,063,143	4,007,090
Total shares outstanding	4,151,431	4,111,121	4,111,121	4,082,002	4,032,721	3,934,961	3,498,109

Performance Ratios:
Return on average assets	(1.74)%	0.25%	(0.78)%	0.69%	1.03%	1.02%	0.94%
Return on average common stockholders’ equity	(28.35)%	3.13%	(9.74)%	8.05%	11.59%	11.34%	9.15%
Interest-rate spread during the period	2.59	3.19	3.15	3.36	3.72	4.08	3.64
Net interest margin	2.83	3.47	3.42	3.88	4.39	4.57	4.13
Efficiency ratio	0.80	0.75	0.80	0.67	0.64	0.59	0.60

Asset Quality Ratios:
Allowance for loan losses to period end loans	2.11%	0.99%	2.00%	1.16%	1.00%	1.24%	1.27%
Allowance for loan losses to nonperforming loans	30.07	32.57	62.51	189.47	2,338.46	0.00	3,300.00
Net charge-offs to average loans	1.61	0.55	1.39	0.03	0.05	(0.01)	0.00
Nonperforming assets to period end total assets	5.62	2.83	2.93	0.66	0.13	0.00	0.05

Capital Ratios:
Tier 1 to total assets (Leverage Ratio)	6.56%	7.69%	7.27%	7.71%	7.85%	7.33%	7.79%
Tier 1 to Risk-Weighted Assets	9.22%	10.28%	9.81%	10.02%	10.04%	9.46%	9.85%
Total to Risk-Weighted Assets	10.48%	11.28%	11.07%	11.23%	11.19%	10.71%	11.10%

(1)

The per share figures do not include dilution related to conversion by the Treasury of the Warrants they hold pursuant to our participation in the TARP Capital Purchase Plan because the exercise price for conversion of the Warrants to the 228,312 shares of Common Stock is $7.02 per share which amount is above the market price of our stock. The figures also do not include dilution related to the conversion of the Convertible Trust Preferred Securities because the conversion rate and number of shares has not yet been determined.

RISK FACTORS

Investing in shares of our Common Stock, the Convertible Preferred Stock and shares of our Common Stock issuable upon conversion of the Convertible Preferred Stock involves a high degree of risk, including the risks described below. You should carefully consider the following information about these risks, together with the other information contained in, and incorporated by reference into, this prospectus before purchasing the Units. These risks could materially affect our business, results of operations or financial condition and cause the trading price of our Common Stock to decline. The risks that we have highlighted here are not the only ones that we face. Additional risks presently unknown to us or that we currently consider immaterial or unlikely could be material or could occur. You could lose part or all of your investment.

Risks Related to the Conduct of Our Business

Current levels of market volatility have been significant and recent negative developments in the financial services industry and the credit markets may continue to adversely impact our operations, financial performance and stock price.

The capital and credit markets have been experiencing volatility and disruption for more than eighteen months. In some cases, the markets have placed downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial condition or performance. If current levels of market disruption and volatility continue or worsen, we may experience additional adverse effects, which may be material, on our ability to maintain or access capital and on our business, financial condition and results of operations.

Since December 2007, negative developments in the capital markets have resulted in uncertainty in the financial markets in general, with the expectation of the general economic downturn continuing beyond 2009. Loan portfolio performance has deteriorated at many financial institutions, including ours, resulting from, among other factors, a weak economy, high unemployment and a decline in the value of the collateral supporting loans. The competition for deposits has increased significantly due to liquidity concerns at many of these same institutions. Stock prices of bank holding companies, like ours, have been negatively affected by the current condition of the financial markets, as has our ability, if needed, to raise capital, compared to prior years.

Recent legislation in response to market and economic conditions may significantly affect our operations, financial condition, and earnings.

In response to the financial crisis affecting the banking system and financial markets, the United States Congress enacted the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009. Under these and other laws and government actions:

•

the U.S. Department of the Treasury, or “Treasury,” has provided capital to financial institutions and adopted programs to facilitate and finance the purchase of problem assets and finance asset-backed securities via the Troubled Assets Relief Program, or “TARP”;

•

the FDIC has temporarily increased the limits on federal deposit insurance and has also provided a temporary liquidity guarantee, or “TLG,” of all FDIC-insured institutions and their affiliates’ debt, as well as deposits in noninterest-bearing transaction deposit accounts; and

•	the federal government has undertaken various forms of economic stimulus, including assistance to homeowners in restructuring mortgage payments on qualifying loans.

The TARP and TLG programs are winding down, and the effects of this wind-down cannot be predicted.

Our federal thrift charter may be eliminated under the federal government’s Financial Regulatory Reform Plan. Congress has proposed legislation that would significantly change the regulation of banks and thrifts, including the consolidation of the Office of the Comptroller of the Currency, which currently charters and supervises nationally chartered banks, and the OTS, which supervises federally chartered thrift and thrift holding companies, such as us. In addition, under the legislative proposal, the thrift charter, under which First Community Bank is organized, would be eliminated. If the proposal is finalized, we or our subsidiaries may be subject to a new charter. There is no assurance as to how this new charter, or the supervision by the new regulatory agency, will affect our operations going forward.

In addition, the Federal government is considering various other proposals for a comprehensive overhauling reform of the financial services industry and markets and is coordinating reforms with other countries. There can be no assurance that these various initiatives or any other future legislative or regulatory initiatives will be successful at improving economic conditions globally, nationally or in our markets, or that the measures adopted will not have adverse consequences.

Changes in business and economic conditions, in particular those of the Florida markets in which we operate, could continue to lead to lower revenue, lower asset quality and lower earnings.

Unlike larger national or regional banks that are more geographically diversified, our business and earnings are closely tied to the economic conditions of the markets in which we operate in Florida. These local economies are heavily influenced by real estate, tourism and other service-based industries. Factors that could affect these local economies include declines in tourism, higher energy costs, higher unemployment rates, reduced consumer or corporate spending, natural disasters or adverse weather conditions, and the recent significant deterioration in general economic conditions. The current economic recession has been exacerbated by the devaluations of commercial and residential real estate in our markets. Unemployment has also been significant, with an unemployment rate in excess of 11.0% for all of Florida, and 11.2%, 11.5%, 12.5% and 12.7% in Pinellas, Hillsborough, Pasco and Charlotte counties, respectively, as of September 30, 2009. A sustained economic downturn could further adversely affect the quality of our assets, credit quality, and the demand for our products and services, which could lead to lower revenue and lower earnings.

The Florida economy has continued to weaken during 2009. We believe population growth has stabilized for the State of Florida, but remains at a lower rate than in recent years. Visitor arrivals remained lower than in previous years and unemployment levels increased compared to the third quarter of 2008 with similar trends expected for the remainder of 2009 and into 2010. These trends have contributed to an increase in our non-performing loans and reduced asset quality. We continually monitor changes in the economy, including levels of visitor arrivals and spending, changes in housing prices, and unemployment rates. If market conditions continue to deteriorate, they may lead to additional valuation adjustments on our loan portfolios and real estate owned as we continue to reassess the market value of our loan portfolios, the potential losses associated with the nonperforming loans and the net realizable value of real estate owned.

We have incurred net losses for 2008 and in the first three quarters of 2009 and cannot make any assurances that we will not incur further losses.

We incurred a net loss of $3.6 million for the year ended December 31, 2008, and a net loss of $2.6 million for the nine months ended September 30, 2009. We cannot provide any assurances that we will not incur future losses, especially in light of economic conditions that continue to adversely affect our borrowers and us.

Current and further deterioration in the real estate market could cause further increases in delinquencies and non-performing assets, including loan charge-offs, and depress our results of operations.

Dramatic declines in the housing and commercial real estate markets over the past two years have negatively impacted credit performance of many financial institutions’ loans, including ours. Many lenders have reduced and, in some cases, ceased providing funding to borrowers, including other financial institutions, reflecting concern about the stability of financial markets and the strength of counterparties. This market turmoil and tightening of credit has led to increased levels of commercial and consumer delinquencies for other financial institutions, a lack of confidence in the financial sector, and increased volatility in the financial markets. The resulting economic pressure on consumers and lack of confidence in the financial markets may continue to adversely affect our business, financial condition and results of operations.

A significant portion of our loan portfolio consists of mortgages secured by real estate located in Pinellas, Hillsborough, Pasco and Charlotte counties of Florida. Real estate values and real estate markets are generally affected by, among other things, changes in national, regional or local economic conditions; fluctuations in interest rates and the availability of loans to potential purchasers; changes in the tax laws and other governmental statutes, regulations and policies; and acts of nature. Over the past two years, real estate prices in each of our markets have significantly declined. If real estate prices continue to decline in any of these markets, the value of the real estate collateral securing our loans could be further reduced. Such a reduction in the value of our collateral could increase the number of non-performing loans and adversely affect our financial performance.

As of September 30, 2009, our residential real estate secured loans, including lines of credit secured by real estate and commercial real estate secured loans comprised 26.6% and 46.4% of our loan portfolio, respectively. Continuation of the downturn could further depress our earnings and our financial condition because:

•	an increasing number of borrowers may not be able to repay their loans;

•	the value of the collateral securing our loans to borrowers may decline further;

•	the quality of our loan portfolio may decline further; and/or

•	customers may not want or need our products and services.

Any of these scenarios could cause further increases in delinquencies and non-performing assets or require us to charge off a higher percentage of our loans and/or increase substantially our provision for loan losses, any of which would negatively impact our operating results.

Liquidity risks could affect operations and jeopardize our financial condition.

Liquidity is essential to our business. Asset liquidity is provided by cash and assets which are readily marketable, can be pledged, or which will mature in the near future. Liability liquidity is provided by access to core funding sources, principally the ability to generate customer deposits in our primary markets. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. To date, we have relied on deposits, proceeds from sales of loans and securities, repurchase agreements and borrowings from the Federal Home Loan Bank as our major sources of funding. Brokered deposits constituted [    ]% of our total deposits as of September 30, 2009. In addition, liability liquidity is provided through the ability to borrow against approved lines of credit, including federal funds purchased from correspondent banks and from the Federal Home Loan Bank.

Our liquidity, on a parent only basis, is adversely affected by our current inability to receive dividends from First Community Bank without prior regulatory approval. In addition, as a result of First Community Bank’s MOU, we will not be able to accept, renew or roll over brokered deposits (including deposits through the CDARS program) absent a waiver from the OTS. There is no guarantee that we will receive such a waiver. Furthermore, First Community Bank is required to prepare and submit to the OTS a brokered deposit reduction plan, which we submitted on December 4, 2009. The plan, which remains subject to OTS approval, would require First Community Bank to reduce the percentage of our brokered deposits to total deposits to              within              months.

Our access to funding sources, including our ability to acquire additional non-core deposits, the issuance and sale of debt securities, and the issuance and sale of preferred or common securities in public or private transactions, could be adversely affected by factors that affect us specifically or the financial services industry or the economy generally. Our access to funding sources in amounts adequate to finance or capitalize our activities on terms which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general.

Since late 2007, and particularly during the second half of 2008 and through 2009, the financial services industry and the credit markets generally have been materially and adversely affected by significant declines in the values of nearly all asset classes and by a lack of liquidity. The liquidity issues have been particularly acute for regional and community banks, as many larger correspondent lenders have significantly curtailed their lending to regional and community banks due to the increased levels of losses that they have suffered on such loans. In addition, many of the larger correspondent lenders have reduced or even eliminated Federal Funds lines for their correspondent customers. Furthermore, regional and community banks generally have less access to the capital markets than do the national and super-regional banks because of their smaller size and limited analyst coverage. There is no guarantee that we or First Community Bank will be able to raise enough capital to meet our liquidity needs. Our financial flexibility could be severely constrained if we are unable to renew our wholesale funding or if adequate funding is not available in the future at acceptable rates of interest. We may not have sufficient liquidity to continue to fund new loan originations, and we may need to liquidate loans or other assets unexpectedly in order to repay obligations as they mature.

We are required to maintain capital to meet regulatory requirements, and our continued growth and current level of earnings may require us to raise additional capital in the future. If we fail to maintain sufficient capital, our financial condition, liquidity and results of operations, as well as our ability to maintain regulatory compliance, would be adversely affected.

We are required by the OTS and the FDIC to maintain adequate levels of capital to support our operations. Both the OTS and the FDIC have promulgated regulations setting forth capital requirements applicable to depository institutions. In addition, we are required by the MOUs to adopt a detailed capital plan with specific written strategies to preserve and enhance the capital level of First Community Bank.

The OTS capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital ratio (defined as the ratio of tangible capital to adjusted total assets); a 4% leverage (core capital) ratio (defined as the ratio of core capital to adjusted total assets); and an 8% risk-based capital standard as defined below. Under our and First Community Bank’s capital plans, First Community Bank will maintain a tier 1 leverage capital ratio of 6%, a tier 1 risk-based capital ratio of 8% and a total risk-based capital ratio of 11%. The capital plan has been prepared and submitted to the OTS for its approval. If the plan is not approved by OTS we way have to revise the plan and resubmit it.

Our recent internal analysis of capital indicated potential additional provision for loan and lease losses of $6 million, which would result in a need for a minimum of $             million in capital. Based on our reviews and judgments, we believe that we will need a minimum of approximately $             million of additional capital to comply with our capital plan as currently proposed and reserve sufficient funds to service the dividend obligations of the Series A Preferred Stock issued to the Treasury in connection with our participation in the TARP Capital Purchase Program, as required by the OTS and our TARP Plan submitted to OTS. OTS may require that we revise our capital plan to maintain higher ratios, which could require that we raise additional capital. In addition, we may need to raise additional capital to support our continued growth.

Our ability to achieve these goals depends on conditions in the capital markets, economic conditions and a number of other factors, including investor perceptions regarding the banking industry and market conditions, and governmental activities, many of which are outside our control, and on our financial condition and performance. Accordingly, we cannot assure you that we will be able to raise additional capital if needed or on terms acceptable to us. If we fail to satisfy these capital ratios and other regulatory requirements, our financial condition, liquidity and results of operations would be materially and adversely affected.

We may be called upon to support First Community Bank.

Under OTS policy, the Company is viewed by the OTS to be a source of financial strength to and to commit resources to support First Community Bank. This support may be required at times when, in the absence of such OTS policy, the Company might not be inclined to provide such support. In addition, any capital loans by the Company to First Community Bank must be subordinate in right of payment to deposits and to certain other indebtedness of First Community Bank. In the event of bankruptcy, any commitment by a holding company to a federal bank regulatory agency to maintain the capital of a subsidiary depository institution will be assumed by the bankruptcy trustee and will be entitled to priority of payment.

Under the Federal Deposit Insurance Act, a depository institution of a holding company can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC, in connection with: (a) the default of a commonly controlled FDIC-insured depository institution; or (b) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution in danger of default.

Default is defined generally as the appointment of a conservator or a receiver and “in danger of default” is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

Losses from loan defaults may exceed the allowance we establish for that purpose, which will have an adverse effect on our business.

We maintain an ALLL to provide for anticipated losses inherent in our loan portfolio. The ALLL reflects management’s estimates and judgments of probable losses in the loan portfolio at the relevant balance sheet date. We evaluate the collectability of our loan portfolio and provide an ALLL that we believe is adequate based upon various factors including, but not limited to: the risk characteristics of various classifications of loans; previous loan loss experience; specific loans that have loss potential; delinquency trends; the estimated fair market value of the collateral; current economic conditions; the views of our regulators; and geographic and other loan concentrations, including commercial real estate concentrations. As a result of these considerations, we have from time to time increased our ALLL. For the quarter ended September 30, 2009, we recorded a provision for loan losses of $6.7 million, compared to $2.1 million for the third quarter of 2008.

We cannot be certain that our ALLL will be adequate over time to cover credit losses in our portfolio because of unanticipated adverse changes in the economy, market conditions or events adversely affecting specific customers, industries or markets, or borrowers’ behavior towards repaying their loans. The credit quality of our borrowers has deteriorated as a result of the economic downturn in our markets. If the credit quality of our customer base or their debt service behavior materially decreases further, if the risk profile of a market, industry or group of customers declines further or weaknesses in the real estate markets and other economics persist or worsen, or if our ALLL is not adequate, our business, financial condition, including our liquidity and capital, and results of operations could be materially adversely affected.

Non-performing assets take significant time to resolve and adversely affect our results of operations and financial condition.

At September 30, 2009, our non-performing loans were $             million, or     % of our loan portfolio, and our non-performing assets (which include foreclosed real estate) were $             million, or     % of total assets. In addition, at September 30, 2009, we had approximately $             million in accruing loans that were 30 to 89 days delinquent. Our total criticized assets, which include              were $             as of             .

Our non-performing assets adversely affect our net income in various ways. Until economic and market conditions improve, we expect to continue to incur additional losses relating to an increase in non-performing loans. We do not record interest income on non-accrual loans or other real estate owned, thereby adversely affecting our income, and increasing our loan administration costs. We do incur the costs of funding problem assets and other real estate owned, however. When we take collateral in foreclosures and similar proceedings, we are required to mark the collateral to its then fair value less expected selling costs, which, when compared to the principal amount of the loan, may result in a loss. These non-performing loans and other real estate owned also increase our risk profile and the capital our regulators believe is appropriate in light of such risks. Pursuant to the MOUs, First Community Bank has agreed to prepare a detailed written plan with specific strategies and timeframes to reduce First Community Bank’s total level of criticized assets (the “Problem Asset Plan”). There can be no assurance that: (i) we will be able to reduce our criticized assets timely; (ii) we will not experience further increases in non-performing loans in the future; or (iii) we can reduce our criticized assets consistent with the Problem Asset Plan. Any of these actions may result in additional future credit losses and additional regulatory enforcement actions.

Our exposure to credit and regulatory risk is increased by our commercial real estate and commercial and industrial lending.

Commercial real estate and commercial and industrial lending have historically had higher credit risk than single-family residential lending. Such loans typically involve larger loan balances to a single borrower or related borrowers. At June 30, 2009, we had a balance of $203.4 million in commercial real estate loans (including construction and land development loans and multi-family residential loans) or [    ]% of total loans, and $25.2 million in commercial and industrial loans, or [    ]% of total loans. At September 30, 2009, commercial real estate loans decreased to $201.9 million, and commercial and industrial loans increased to $25.7 million.

At September 30, 2009, nonperforming commercial real estate (including construction and land development loans and multi-family residential loans) and commercial and industrial loans totaled $16.1 million and represented 3.86% of total loans compared to a balance of $6.9 million at December 31, 2008, which represented 1.67% of total loans.

Commercial real estate loans can be affected by adverse conditions in local real estate markets and the economy, generally because commercial real estate borrowers’ ability to repay their loans depends on successful development of their properties as well as other factors affecting residential real estate borrowers. These loans also involve greater risk because they generally are not fully amortizing over the loan period, but have a balloon payment due at maturity. A borrower’s ability to make a balloon payment typically will depend on being able to either refinance the loan or timely sell the underlying property.

A commercial business loan is typically based on the borrower’s ability to repay the loan from the cash flows of the business. Such loans may involve risk because the availability of funds to repay each loan depends substantially on the success of the business itself. In addition, the collateral securing the loans may depreciate over time, be difficult to appraise and liquidate, or fluctuate in value based on the success of the business. Because commercial real estate, commercial business and construction loans are vulnerable to downturns in the business cycle, further economic weakness could cause more of those loans to become nonperforming. The underwriting, review and monitoring performed by our officers and directors cannot eliminate all of the risks related to these loans. The banking regulators continue to give commercial real estate lending greater scrutiny, and require banks with higher levels of commercial real estate loans to implement improved underwriting, internal controls, risk management policies and portfolio stress testing, as well as higher levels of allowances for possible losses and capital levels as a result of commercial real estate lending growth and exposures.

Real estate construction, land acquisition and development loans are based upon estimates of costs and values associated with the complete project. These estimates may be inaccurate, and we may be exposed to significant losses on loans for these projects.

At September 30, 2009, we had construction, land acquisition and development loans of $11.6 million, or approximately 1.87% of our total loan portfolio. Such loans involve additional risks because funds are advanced upon the security of the project, which is of uncertain value prior to its completion, and costs may exceed realizable values in declining real estate markets. Because of the uncertainties inherent in estimating construction costs and the realizable market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. As a result, construction loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor to repay principal and interest. If our appraisal of the value of the completed project proves to be overstated or market values or rental rates decline, we may have inadequate security for the repayment of the loan upon completion of construction of the project. If we are forced to foreclose on a project prior to or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs. In addition, we may be required to fund additional amounts to complete the project and may have to hold the property for an unspecified period of time while we attempt to dispose of it.

We are currently not permitted to originate or purchase, or commit to originate or purchase, land or acquisition, development and construction loans under the MOUs unless another lender has committed to take out the permanent financing.

We are exposed to environmental liabilities with respect to properties we operate or to which we take possession.

When we foreclose on commercial or industrial property or are deemed to “operate” collateral, we may become exposed to potential liability under applicable environmental laws. If hazardous substances are discovered on such property, we may be liable to governmental agencies or third parties for the costs of remediating the hazard, as well as for personal injury and property damage. Many environmental laws can impose liability regardless of whether we knew of, or were responsible for, the contamination. If we ever become subject to significant environmental liabilities, our financial condition, results of operations and cash flows could be materially and adversely affected.

Credit risk cannot be eliminated.

There are risks in making any loan, including risks inherent in dealing with individual borrowers, risks of nonpayment, risks resulting from uncertainties as to the future value of collateral and cash flows available to service debt and risks resulting from economic and market conditions. For real estate loans, there are risks that the appraisal we obtain from a third-party appraiser of the value of properties proves to be overstated or market values or rental rates decline, which may result in inadequate security for the repayment of the loan. We attempt to reduce our credit risk through loan application approval procedures, monitoring the concentration of loans within specific industries and geographic location, the review and monitoring of our third-party appraisers and periodic independent reviews of outstanding loans by our loan review and audit departments as well as external auditors. While these procedures should reduce our risks, such risks can never be eliminated.

Changes in interest rates may negatively affect our earnings and the value of our assets.

Our earnings and cash flows are largely dependent upon our net interest income. Net interest income is the difference between interest income earned on interest-earning assets, such as loans and investment securities, and interest expense paid on interest-bearing liabilities, such as deposits and borrowed funds. Interest rates are sensitive to many factors that are beyond our control, including general economic conditions, competition and policies of various governmental and regulatory agencies and, in particular, the policies of the Board of Governors of the Federal Reserve. Changes in monetary policy, including changes in interest rates, could influence not only the interest First Community Bank receives on loans and investment securities and the amount of interest it pays on deposits and borrowings, but such changes could also affect: (i) First Community Bank’s ability to originate loans and obtain deposits; (ii) the fair value of our financial assets and liabilities, including the held-to-maturity, available for sale, and trading securities portfolios; and (iii) the average duration of our interest-earning assets. This also includes the risk that interest-earning assets may be more responsive to changes in interest rates than interest-bearing liabilities, or vice versa (repricing risk), the risk that the individual interest rates or rates indices underlying various interest-earning assets and interest-bearing liabilities may not change in the same degree over a given time period (basis risk), and the risk of changing interest rate relationships across the spectrum of interest-earning asset and interest-bearing liability maturities (yield curve risk), including a prolonged flat or inverted yield curve environment. Any substantial, unexpected, prolonged change in market interest rates could have a material adverse affect on our financial condition and results of operations.

Our ability to realize our deferred tax assets may be reduced if our estimates of future taxable income and tax planning strategies do not support the carry amount, and the value of our net operating loss carryforwards may be reduced if sales of our securities cause us to experience an “ownership change” for U.S. federal income tax purposes.

As of September 30, 2009, we had deferred tax assets of $5.2 million. These and future deferred tax assets may be reduced if our estimates of future taxable income from our operations and tax planning strategies do not support the amount of the deferred tax assets. Furthermore, only a portion of our deferred tax assets, approximately $1.8 million, were allowed to be recognized in our regulatory capital at September 30, 2009, in accordance with regulatory guidelines issued by the OTS.

There is a significant likelihood that this offering will cause a reduction in the value of our net operating loss (“NOL”) carryforwards realizable for income tax purposes. Section 382 of the Internal Revenue Code imposes restrictions on the use of a corporation’s NOLs, as well as certain recognized built-in losses and other carryforwards, after an “ownership change” occurs. A Section 382 “ownership change” occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. If an “ownership change” occurs, Section 382 would impose an annual limit on the amount of pre-change NOLs and other losses we can use to reduce our taxable income generally equal to the product of the total value of our outstanding equity immediately prior to the “ownership change” and the applicable federal long-term tax exempt interest rate for the month of the “ownership change.” The applicable rate for ownership changes occurring in the month of December 2009 was 4.16%.

If the amount or value of our deferred tax assets is reduced, such reduction would have a negative impact on the book value of our Common Stock and our regulatory capital ratios.

Our cost of funds may increase as a result of general economic conditions, interest rates and competitive pressures.

We have traditionally obtained funds principally through local deposits and we have a base of lower cost transaction deposits. Generally, we believe local deposits are a more stable source of funds than brokered deposits or other borrowings because local accounts typically reflect a mix of transaction and time deposits, whereas brokered deposits typically are higher cost time deposits. Our costs of funds and our profitability and liquidity are likely to be adversely affected, if and to the extent we have to rely upon higher cost borrowings from other institutional lenders or brokers to fund loan demand or liquidity needs, and changes in our deposit mix and growth could adversely affect our profitability and the ability to expand our loan portfolio. As of September 30, 2009, brokered deposits accounted for approximately $             million, or approximately     %, of our total consolidated deposits. As a result of First Community Bank’s MOU, we will not be able to accept, renew or roll over brokered deposits, including CDARS, without the OTS’s approval or non-objection. First Community Bank stopped accepting new brokered deposits and is limiting its renewal and roll over activities to reciprocal CDARS deposits as of             , 2009.

The costs of FDIC insurance and the TLG guarantees have increased and are expected to continue to adversely affect our results of operations.

FDIC insurance expense has increased substantially, from $             in 2008 to $             million for the first nine months of 2009, which includes a special assessment. We expect to pay significantly higher FDIC premiums in the future, especially until our regulatory capital and risk profile improve. Bank failures have significantly depleted the FDIC’s Deposit Insurance Fund and reduced its ratio of reserves to insured deposits.

The FDIC has adopted a revised risk-based deposit insurance assessment schedule which raised deposit insurance premiums, and the FDIC has also implemented a special assessment on all depository institutions. Our aggregate special assessment is $            , which was collected on September 30, 2009. Additional special assessments may be imposed by the FDIC for future periods. We participate in the FDIC’s Temporary Liquidity Guarantee Program, or TLG, for the noninterest-bearing transaction deposit accounts guarantee program but have opted out from the debt guarantee program. Banks that participate in the TLG’s noninterest-bearing transaction deposit account guarantee pay the FDIC a fee for such guarantee. These actions have significantly increased our noninterest expense in 2009 and are expected to increase our costs for the foreseeable future. The FDIC has recently approved a rule requiring all FDIC-insured institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012, to be collected on December 30, 2009, which will further increase our noninterest expense in 2009, unless an exemption is granted by the FDIC. TLG’s noninterest-bearing transaction deposit account guarantee program is expiring on December 31, 2009 but will be automatically extended to June 30, 2010 unless we opt out from the extended period of the program. Institutions that participate in the extended program are required to pay an annualized fee of 15 to 25 basis points in accordance with their risk category rating assigned by the FDIC. Our management has decided that we will participate in the extended program.

We are subject to extensive regulation that could limit or restrict our activities.

We operate in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various federal and state agencies, including the Treasury as a result of our participation in the TARP CPP. Our compliance with these regulations is costly and restricts certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. We are also subject to capitalization guidelines established by our regulators, which require us to maintain adequate capital to support our growth.

The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all financial institutions and financial institution holding companies, our cost of compliance could adversely affect our ability to operate profitably.

We are subject to various reporting requirements that increase compliance costs, and failure to comply timely could adversely affect our reputation and the value of our securities.

We are required to comply with various corporate governance and financial reporting requirements under the Sarbanes-Oxley Act of 2002, as well as rules and regulations adopted by the Securities and Exchange Commission, the Public Company Accounting Oversight Board and Nasdaq. In particular, we are required to include management and independent auditor reports on internal controls as part of our Annual Report on Form 10-K pursuant to Section 404 of the Sarbanes-Oxley Act. We expect to continue to spend significant amounts of time and money on compliance with these rules. In addition, pursuant to the MOUs, we are required to prepare and submit various reports to our regulators. Compliance with various regulatory reporting obligations require significant commitments of time from management and our directors, which reduces the time available for the performance of their other responsibilities. Our failure to track and comply with various applicable rules and reporting obligations may materially adversely affect our reputation, ability to obtain the necessary certifications to financial statements, lead to additional regulatory enforcement actions, and could adversely affect the value of our securities.

The TARP Capital Purchase Program and the ARRA impose certain executive compensation and corporate governance requirements that may adversely affect us and our business, including our ability to recruit and retain qualified employees.

The purchase agreement we entered into in connection with our participation in the TARP Capital Purchase Program required us to adopt and comply with the Treasury’s standards for executive compensation and corporate governance while the Treasury holds equity issued by us pursuant to the TARP Capital Purchase Program, including any Common Stock issuable under the Warrant to purchase shares of our Common Stock issued to Treasury. These standards generally apply to our chief executive officer, chief financial officer and the three next most highly compensated senior executive officers. The standards include:

•	ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution;

•	required clawbacks of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

•	prohibitions on making golden parachute payments to senior executives; and

•	an agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.

In particular, the change to the deductibility limit on executive compensation may increase the overall cost of our compensation programs in future periods.

The American Recovery and Reinvestment Act of 2009 (“ARRA”) imposed further limitations on compensation while the Treasury holds equity issued by us pursuant to the TARP Capital Purchase Program, including:

•	a prohibition on making any golden parachute payments to a senior executive officer or any of our next five most highly compensated employees;

•	a prohibition on any compensation plan that would encourage manipulation of our reported earnings to enhance the compensation of any of our employees; and

•

a prohibition on the payment or accrual of any bonus, retention award, or incentive compensation to our five highest paid executives, except for long-term restricted stock with a value not greater than one-third of the total amount of annual compensation of the employee receiving the stock.

The Treasury released an interim final rule on TARP standards for compensation and corporate governance on June 10, 2009, which became effective on June 15, 2009, which clarifies prohibitions on bonus payments, provides guidance on the use of restricted stock units, expands restrictions on golden parachute payments, mandates enforcement of clawback provision unless unreasonable to do so, outlines the steps compensation committees must take when evaluating risks posed by compensation arrangements, and requires the adoption and disclosure of a luxury expenditure policy, among other things. New requirements under the rules include enhanced disclosure of perquisites and the use of compensation consultants, and a prohibition on tax gross-up payments.

These provisions and any future rules issued by the Treasury could adversely affect our ability to attract and retain management capable of and motivated sufficiently to manage and operate our business through difficult economic and market conditions. For example, while we have an employment agreement with Mr. Cherven which provides for golden parachute payments and non-compete obligations, as long as we have not repaid the funds we received in connection with the TARP Capital Purchase Program, under the Interim Financial Rule, we are prohibited form making such a golden parachute payment to Mr. Cherven or any of the next five most highly compensated employees. It is not clear whether the non-compete provisions of the employment agreement are operable because of the restriction on the golden parachute payments. As a result, Mr. Cherven could work for another financial institution that did not receive TARP Capital Purchase Program funds and not be subject to similar compensation restrictions and could work for any financial institution and potentially not be subject to any restrictions pursuant to his employment agreement with us. If we are unable to attract and retain qualified employees to manage and operate our business, we may not be able to successfully execute our business strategy.

TARP lending goals may not be attainable.

Congress and the bank regulators have encouraged recipients of TARP capital to use such capital to make loans and it may not be possible to safely, soundly and profitably make sufficient loans to creditworthy persons in the current economy to satisfy such goals. Congressional demands for additional lending by TARP capital recipients, and regulatory demands for demonstrating and reporting such lending are increasing. On November 12, 2008, the bank regulatory agencies issued a statement encouraging banks to, among other things, “lend prudently and responsibly to creditworthy borrowers” and to “work with borrowers to preserve homeownership and avoid preventable foreclosures.” We continue to lend and have expanded our mortgage loan originations, and are reporting our lending to the Treasury. The future demands for additional lending are unclear and uncertain, and we could be forced to make loans that involve risks or terms that we would not otherwise find acceptable or in our shareholders’ best interest. Such loans could adversely affect our results of operations and financial condition, and may be in conflict with bank regulations and requirements as to liquidity and capital. The profitability of funding such loans using deposits may be adversely affected by increased FDIC insurance premiums.

Rules and policies applicable to TARP recipients could adversely affect our operations, financial condition, and results of operations. We may not be able to redeem the Series A Preferred Shares.

On December 23, 2008, pursuant to the Securities Purchase Agreement (the “Purchase Agreement”), the Company issued to Treasury for aggregate consideration of $10,685,000: (i) 10,685 shares of Series A Preferred Stock, par value $0.01 per share and liquidation preference $1,000 per share; and (ii) a warrant to purchase 228,312 shares of the Company’s Common Stock, par value $0.05 per share. Pursuant to the terms of the Purchase Agreement, our ability to declare or pay dividends on any of our shares is limited. Specifically, we are unable to declare dividend payments on common, junior preferred or pari passu preferred shares if we are in arrears on the dividends on the Series A Preferred Stock. In addition, our ability to repurchase our shares is restricted. Treasury consent generally is required for us to make any stock repurchase until the third anniversary of the investment by Treasury unless all of the Series A Preferred Stock has been redeemed or transferred. Further, common, junior preferred or pari passu preferred shares may not be repurchased if we are in arrears on the Series A Preferred Stock dividends.

The rules and policies applicable to recipients of capital under the TARP Capital Purchase Program continue to evolve and their scope, timing and effect cannot be predicted. In addition, the Company’s MOU required us to prepare a written plan detailing our obligations associated with our participation in TARP Capital Purchase Program and we are required to show how we will comply with reporting obligations under the TARP, including an assessment of a potential exit plan from TARP. We are also required to demonstrate that sufficient funds are maintained to service the dividend obligations of the Series A Preferred Stock.

Competition from financial institutions and other financial service providers may adversely affect our profitability.

The banking business is highly competitive and we experience competition in each of our markets from many other financial institutions. We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds, and other mutual funds, as well as other super-regional, national and international financial institutions that operate offices in our primary market areas and elsewhere.

We compete with these institutions both in attracting deposits and in making loans. In addition, we have to attract our customer base from other existing financial institutions and from new residents. Many of our competitors are well-established, larger financial institutions. While we believe we can and do successfully compete with these other financial institutions in our primary markets, we may face a competitive disadvantage as a result of our smaller size, lack of geographic diversification and inability to spread our marketing costs across a broader market. Although we compete by concentrating our marketing efforts in our primary markets with local advertisements, personal contacts, and greater flexibility and responsiveness in working with local customers, we can give no assurance this strategy will be successful.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding and other transactions could be adversely affected by the actions and commercial soundness of other financial institutions, including, without limitation, the FHLB and our correspondent banks. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. Defaults by, or even rumors or questions about, one or more financial institutions, or the financial services industry generally, may lead to market-wide liquidity problems and losses of depositor, creditor and counterparty confidence and could lead to losses or defaults by us or by other institutions.

Technological changes affect our business, and we may have fewer resources than many competitors to invest in technological improvements.

The financial services industry is undergoing rapid technological changes, and new technology-driven products and services are frequently being introduced. In addition to serving clients better, the effective use of technology may increase efficiency and may enable financial institutions to reduce costs. Our future success will depend, in part, upon our ability to use technology to provide products and services that provide convenience to customers and create additional efficiencies in operations. We may need to make significant additional capital investments in technology in the future, and we may not be able to effectively implement new technology-driven products and services. Many competitors have substantially greater resources to invest in technological improvements.

Adverse events and severe weather conditions could negatively affect our local economies or disrupt our operations, which would have an adverse effect on our business or results of operations.

The Florida economy relies heavily on tourism and seasonal residents. An act of war and acts of terrorism or other conflicts involving national security could affect general economic conditions in Florida, which would also negatively affect the businesses and customers in our markets which rely on tourism and seasonal residents. Our market areas are also susceptible to hurricanes and tropical storms and related flooding and wind damage. Such weather events can disrupt operations, result in damage to properties and negatively affect the local economies in the markets where we operate. We cannot predict whether or to what extent damage that may be caused by future hurricanes will affect our operations or the economies in our current market areas, but such weather events could result in a decline in loan originations, a decline in the value or destruction of properties securing our loans and an increase in delinquencies, foreclosures or loan losses. Our business or results of operations may be adversely affected by these and other negative effects of future hurricanes or tropical storms, including flooding and wind damage. Many of our customers have incurred significantly higher property and casualty insurance premiums on their properties located in our markets, which may adversely affect real estate sales and values in our markets.

The Series A Preferred Stock and the Convertible Preferred Stock, and other potential issuances of equity securities may impact net income available to our common shareholders and our earnings per share.

The dividends declared on the Series A Preferred Stock and the Convertible Preferred Stock will reduce the net income available to common shareholders and our earnings per Common Share. The Series A Preferred Stock will also receive preferential treatment in the event of liquidation, dissolution or winding up of our business. In addition, we may issue additional shares of preferred stock or Common Stock in the future (including shares of common stock issuable upon conversion of the Convertible Trust Preferred Securities), and such future issuances of equity could further impact the earnings per share available to our existing shareholders.

Our earnings per share could also be diluted by the shares of Common Stock issuable upon exercise of the Warrant currently held by the Treasury and by the conversion of the Convertible Preferred Stock issued as part of the Units offered in this offering. As of September 30, 2009, the shares issuable upon exercise of the Warrant represented approximately 5.5% of our outstanding common shares. This percentage includes the shares issuable upon exercise of the warrant in our total outstanding shares but does not include the 50% reduction in the number of shares subject to this warrant which would occur if we raise at least $10,685,000 in one or more qualified equity offerings prior to December 31, 2009.

Holders of the Series A Preferred Stock have certain voting rights that may adversely affect our common shareholders, and the holders of shares of our Series A Preferred Stock may have different interests from, and vote their shares in a manner deemed adverse to, our common shareholders.

In the event that we fail to pay dividends on the Series A Preferred Stock for an aggregate of at least six quarterly dividend periods (whether or not consecutive) the Treasury will have the right to appoint two directors to our board of directors until all accrued but unpaid dividends have been paid; otherwise, except as required by law, holders of the Series A Preferred Stock have limited voting rights. So long as shares of the Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or our amended and restated charter, the vote or consent of holders owning at least 66 2/3% of the shares of Series A Preferred Stock outstanding is required for:

•	any authorization or issuance of shares ranking senior to the Series A Preferred Stock;

•	any amendment to the rights of the Series A Preferred Stock so as to adversely affect the rights, preferences, privileges or voting power of the Series A Preferred Stock; or

•

consummation of any merger, share exchange or similar transaction unless the shares of Series A Preferred Stock remain outstanding, or if we are not the surviving entity in such transaction, are converted into or exchanged for preference securities of the surviving entity and the shares of Series A Preferred Stock remaining outstanding or such preference securities have such rights, preferences, privileges and voting power as are not materially less favorable to the holders than the rights, preferences, privileges and voting power of the shares of Series A Preferred Stock.

Holders of Series A Preferred Stock could block the foregoing transactions, even where considered desirable by, or in the best interests of, holders of our common stock. The holders of Series A Preferred Stock, including the Treasury, may have different interests from the holders of our common stock, and could vote to disapprove transactions that are favored by, or are in the best interests of, our common shareholders.

Risks Related to an Investment in Our Common Stock and Convertible Preferred Stock

A holder of our Convertible Preferred Stock would bear the risk of any decline in the market value of our Common Stock.

The market value of our Common Stock when it shares of Convertible Preferred Stock are converted may be less than the market price corresponding to the conversion rate, which we refer to as the initial price, in which case holders of our Convertible Preferred Stock will receive shares of our Common Stock upon conversion with a market value per share that is less than the initial price. Accordingly, a holder of Convertible Preferred Stock assumes the entire risk that the market value of our Common Stock may decline. Any decline in the market price of shares of our Common Stock and related decline in value of the Convertible Preferred Stock may be substantial and, depending on the extent of the decline, you could lose all or substantially all of your investment in the Convertible Preferred Stock.

The trading price of our Common Stock will directly affect the trading prices for the Convertible Preferred Stock.

The trading prices of the Convertible Preferred Stock will be directly affected by, among other things, the trading price of our Common Stock. It is impossible to predict whether the price of our Common Stock or interest rates will rise or fall. Our operating results, prospects and economic, financial, political and other factors will affect trading prices of our Common Stock and the Convertible Preferred Stock. In addition, market conditions can affect the capital markets generally, thereby affecting the price of our Common Stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of our Common Stock in the market after this offering or the perception that such sales could occur. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the Common Stock underlying the Convertible Preferred Stock. In addition, the issuance of the

Convertible Preferred Stock may result in hedging activity by holders of the Convertible Preferred Stock that view such Convertible Preferred Stock as a more attractive means of equity participation in First Community than owning our Common Stock. This arbitrage and hedging could, in turn, negatively affect the trading prices of the Convertible Preferred Stock and our Common Stock.

You may suffer dilution of the Common Stock issuable upon conversion of your Convertible Preferred Stock.

The number of shares of our Common Stock issuable upon conversion of your Convertible Preferred Stock is subject to adjustment only for stock splits and combinations, stock dividends and certain other specified transactions. See “Description of Convertible Preferred Stock—Anti-dilution Adjustments.” The number of shares of our Common Stock issuable upon conversion of your Convertible Preferred Stock is not subject to adjustment for other events, including the following:

•	the issuance of shares of our Common Stock for cash or in connection with acquisitions or other transactions, including in exchange for other of our outstanding securities;

•

the issuance of any shares of our Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our Common Stock under any plan;

•

the issuance of any shares of our Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

the issuance of any shares of our Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Convertible Preferred Stock were first issued;

•	a change in the par value of the Common Stock; or

•	as a result of a tender offer solely to holders of fewer than 100 shares of our Common Stock.

The terms of the Convertible Preferred Stock do not restrict our ability to offer shares of our Common Stock in the future or to engage in other transactions that could dilute our Common Stock. We have no obligation to consider the interests of the holders of the Convertible Preferred Stock in engaging in any such offering or transaction. If we issue additional shares of our Common Stock, that issuance may materially and adversely affect the price of our Common Stock and, because such other events may adversely affect the trading price of the Convertible Preferred Stock.

Holders of the Convertible Preferred Stock will have no rights as a holder of Common Stock until they acquire our Common Stock.

Until you acquire shares of our Common Stock upon conversion, you will have no rights with respect to our Common Stock, including voting rights (except as required by law and as described under “Description of Convertible Preferred Stock—Voting Rights”), rights to respond to tender offers and rights to receive any dividends or other distributions on our Common Stock. To exercise any voting rights described under “Description of Convertible Preferred Stock—Voting Rights,” you may only request that we call a special meeting of the holders of our Convertible Preferred Stock and you may not call a meeting directly. Upon conversion, you will be entitled to exercise the rights of a holder of Common Stock only as to matters for which the record date occurs after the conversion date, as amended (“Articles of Incorporation”). For example, in the event that an amendment is proposed to our amended and restated articles of incorporation or bylaws requiring stockholder approval, and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment unless it would amend, alter or affect the powers, preferences or rights of the Convertible Preferred Stock in a manner that would adversely affect the rights of holders of the Convertible Preferred Stock, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our Common Stock.

Our Convertible Preferred Stock will rank junior to all of our and our subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding up of our assets.

In the event of bankruptcy, liquidation or winding-up, our assets will be available to pay the liquidation preference of our Convertible Preferred Stock only after all of our liabilities have been paid. In addition, our Convertible Preferred Stock will effectively rank junior to all existing and future liabilities of our subsidiaries and the capital stock of our subsidiaries held by third parties. The rights of holders of our Convertible Preferred Stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and minority equity holders. In the event of bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of our Convertible Preferred Stock then outstanding.

You may have to pay taxes with respect to constructive distributions that you do not receive.

The conversion rate of our Convertible Preferred Stock will be adjusted in certain circumstances. See “Description of Convertible Preferred Stock—Anti-dilution Adjustments.” For U.S. federal income tax purposes, adjustments to a fixed conversion rate, or failures to make certain adjustments, that have the effect of increasing your proportionate interest in our assets or earnings and profits may result in a deemed distribution to you. Such deemed distribution will be taxable to you, even though you do not actually receive a distribution. If you are a non-U.S. holder (as defined in “Certain United States Federal Income Tax Considerations”), such deemed distribution may be subject to United States federal withholding tax at a 30% rate, unless reduced by an applicable income tax treaty. We will withhold such tax on any deemed dividend from any cash, shares of Common Stock, or sales proceeds otherwise payable to you. See “Certain United States Federal Income Tax Considerations”. See “Material U.S. Federal Income Tax Consequences.”

The secondary market for the Convertible Preferred Stock may be illiquid.

We are unable to predict how the Convertible Preferred Stock will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the Convertible Preferred Stock the Convertible Preferred Stock initially will not be listed on any securities exchange. While we may apply to list the Convertible Preferred Stock on an exchange at a later date, there can be no assurance that we will do so or that we will be successful.

We can give you no assurance as to the liquidity of any market that may develop for the Convertible Preferred Stock, your ability to sell such securities or whether a trading market, if it develops, will continue. In addition, as shares of Convertible Preferred Stock are converted, the liquidity of the Convertible Preferred Stock remaining outstanding may decrease.

The trading price of our Convertible Preferred Stock and our Common Stock may be subject to continued significant fluctuations and volatility.

The market price of our Convertible Preferred Stock and our Common Stock could be subject to significant fluctuations due to a change in sentiment in the market regarding our operations or business prospects. Such risks may be affected by:

•	Operating results that vary from the expectations of management, securities analysts and investors;

•	Developments in our businesses or in the financial sector generally;

•	Regulatory changes affecting our industry generally or our businesses and operations;

•	The operating and securities price performance of companies that investors consider to be comparable to us;

•	Announcements of strategic developments, acquisitions and other material events by us or our competitors;

•	Changes in the credit, mortgage and real estate markets,

•	Changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Stock markets have experienced over the past two years, and continue to be experiencing, significant price and volume volatility. As a result, the market price of our Convertible Preferred Stock and our Common Stock may continue to be subject to similar market fluctuations that may be unrelated to our operating performance or business prospects. Increased volatility could result in a decline in the market price of our Convertible Preferred Stock and our Common Stock.

You may not receive dividends on our Convertible Preferred Stock or our Common Stock. The terms of our MOU currently restrict our ability to pay dividends on the Convertible Preferred Stock.

Holders of our Convertible Preferred Stock and our Common Stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Our MOU currently prohibits us from paying dividends on the Convertible Preferred Stock without prior OTS approval and there can be no assurance that we will receive such approval.

Furthermore, our common stockholders are subject to the prior dividend rights of any holders of our preferred stock or depositary shares representing such preferred stock then outstanding. As of September 30, 2009, there were 10,685 shares of our Series A Preferred Stock issued and outstanding. Under the terms of the Series A Preferred Stock, our ability to declare and pay dividends on or repurchase our Common Stock will be subject to restrictions in the event we fail to declare and pay (or set aside for payment) full dividends on the Series A Preferred Stock.

We have not paid dividends on our Common Stock in the last two years and the terms of the Series A Preferred Stock restricts our ability to pay dividends on the Common Stock. Furthermore, as long as the Series A Preferred Stock is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including our Common Stock, are prohibited until all accrued and unpaid dividends are paid on such preferred stock, subject to certain limited exceptions. This could adversely affect the market price of our Common Stock. Also, our ability to declare and pay dividends is dependent on certain regulatory considerations.

If we are unable to pay dividends on the Convertible Preferred Stock for two consecutive quarters as a result of restrictions imposed on us by our regulators, then the Convertible Preferred Stock will automatically convert. As a result, the Convertible Preferred Stock may convert a into Common Stock earlier then you would have otherwise chosen to convert to Convertible Preferred Stock.

We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.

We are a legal entity separate and distinct from our banking and other subsidiaries. Our principal source of cash flow, including cash flow to pay dividends to our stockholders and principal and interest on our outstanding debt, is dividends from our banking subsidiary, First Community Bank. There are statutory and regulatory limitations on the payment of dividends by First Community Bank to us, as well as by us to our stockholders and First Community Bank’s MOU prohibits First Community Bank from making distributions to us without prior approval of the OTS. If First Community Bank is unable to make dividend payments to us and sufficient capital is not otherwise available, we may not be able to make dividend payments to holders of our Convertible Preferred Stock or our Common Stock.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of our Convertible Preferred Stock or our Common Stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, shares of our Common Stock and Convertible Preferred Stock are effectively subordinated to all existing and future liabilities and obligations of our subsidiaries. At September 30, 2009, our subsidiaries’ total deposits and borrowings were approximately $            .

Offerings of debt, which would be senior to our Convertible Preferred Stock and our Common Stock upon liquidation, and/or preferred equity securities which may be senior to our Convertible Preferred Stock and will be senior to our Common Stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our Convertible Preferred Stock and our Common Stock.

We may attempt to increase our capital resources or, if our or the capital ratio of First Community Bank falls below the required minimums (as applicable at the time), we or First Community Bank could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our Convertible Preferred Stock and our Common Stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market prices of our Convertible Preferred Stock and our Common Stock, or both. Holders of our Convertible Preferred Stock and our Common Stock are not entitled to preemptive rights and the anti-dilution protections of our Convertible Preferred Stock are subject to significant limitations.

Our board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our Common Stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue preferred shares in the future that have a preference over our Common Stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred shares with voting rights that dilute the voting power of our Convertible Preferred Stock and our Common Stock, the rights of holders of our Convertible Preferred Stock and our Common Stock or the market price of our Convertible Preferred Stock and our Common Stock could be adversely affected.

Although publicly traded, our Common Stock has substantially less liquidity than the average trading market for a stock quoted on the Nasdaq Capital Market, and our price may fluctuate in the future.

Although our common stock is listed for trading on the Nasdaq Capital Market, the trading market in our common stock has substantially less liquidity than the average trading market for companies quoted on the Nasdaq Capital Market. The average daily trading volume of our common stock for the last three months was less than              shares. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. The market price of our common stock may fluctuate in the future, and these fluctuations may be unrelated to our performance. General market price declines or overall market volatility in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.

In addition, First Community Bank’s MOU prohibits First Community Bank from declaring dividends to the Company without prior OTS approval or non-objection. The OTS can prohibit a proposed capital distribution by a savings institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. The First Community Bank has never paid a dividend to the Company; instead earnings are reinvested in First Community Bank to support our current growth rate.

Future sales of our common stock could dilute our existing shareholders and depress the market price of our common stock.

We may need to issue additional common stock in the near future to fund future growth and meet our capital needs. We can issue common stock without shareholder approval, up to the number of authorized shares set forth in our Articles of Incorporation. Our board of directors may determine from time to time a need to obtain additional capital through the issuance of additional shares of common stock or other securities, subject to limitations imposed by the Nasdaq Capital Market and the OTS. There can be no assurance that such shares can be issued at prices or on terms better than or equal to the terms obtained by our current shareholders. The issuance of any additional shares of common stock by us in the future may result in a reduction of the book value or market price, if any, of the then-outstanding common stock. Issuance of additional shares of common stock will reduce the proportionate ownership and voting power of our existing shareholders. Furthermore, issuances of our common stock or securities convertible into or exchangeable for our common stock could dilute the interests of our existing common shareholders or require shareholders to approve an increase in the number of shares of common stock we are authorized to issue and could increase the number of shares of common stock we are required to issue under the warrant we issued to the Treasury under the TARP Capital Purchase Program.

Risks Related to Our Growth Strategy

Our growth strategy may not be feasible or successful.

Our strategy through 2008 was to increase the size of our franchise through rapid growth and by aggressively pursuing business development opportunities. We are currently subject to the MOUs, which do not allow First Community Bank to increase its total assets during any quarter, beginning with the quarter ending September 30, 2009, in excess of the amount equal to net interest credited on deposit liabilities during the quarter until such time as the OTS issues its non-objection to First Community Bank’s business plan which was submitted fro review on December 7, 2009.

However, when we are no longer subject to regulatory restrictions on growth, prudent opportunities again present themselves, the economy recovers in our market areas, and our capital position permits, we intend to resume this strategy. We can provide no assurance when we will be able to resume this strategy or that we will be successful in increasing the volume of loans and deposits at acceptable risk levels and upon acceptable terms and expanding our asset base while managing the costs and implementation risks associated with this growth strategy. There can be no assurance that any further expansion will be feasible, profitable or that we will continue to be able to sustain our historical rate of growth, either through internal growth or through other successful expansions of our banking markets, or that we will be able to maintain capital sufficient to support our continued growth.

Future acquisitions and expansion activities may disrupt our business, dilute existing shareholders and adversely affect our operating results.

We regularly evaluate potential acquisitions and expansion opportunities. To the extent that we are permitted and are able to grow through acquisitions, we cannot assure you that we will be able to adequately or profitably manage this growth. Acquiring other banks, branches or businesses, as well as other geographic and product expansion activities, involves various risks including: risks of unknown or contingent liabilities; unanticipated costs and delays; risks that acquired new businesses do not perform consistent with our growth and profitability expectations; risks of entering new markets or product areas where we have limited experience; risks that growth will strain our infrastructure, staff, internal controls and management, which may require additional personnel, time and expenditures; exposure to potential asset quality issues with acquired institutions; difficulties, expenses and delays of integrating the operations and personnel of acquired financial institutions, and start-up delays and costs of other expansion activities; potential disruptions to our business; possible loss of key employees and customers of acquired institutions; potential short-term decreases in profitability; and diversion of our management’s time and attention from our existing operations and business.

Our past growth may not be indicative of our future growth.

We may not be able to resume our historical rate of growth or may not be able to grow our business at all. In addition, our prior growth may distort some of our historical financial ratios and statistics. Various factors, such as economic conditions, regulatory and legislative limitations and competition, may also impede or prohibit our ability to expand our market presence.

USE OF PROCEEDS

We expect the aggregate net proceeds of this offering to be approximately $             million, after deducting our estimated offering expenses.

We intend to reserve $             for future dividend payments on our preferred stock pursuant to OTS requirements and use the remainder of the aggregate proceeds for contribution to First Community Bank to strengthen its capital ratios and for general corporate purposes. At this time, we can not estimate with any reasonable certainty what percentages of any proceeds, other than the proceeds to be reserved and contributed to First Community Bank as described above, would be utilized for any particular purpose.

Pending their use as described above, we may invest the net proceeds of this offering in interest-bearing, investment-grade instruments.

CAPITALIZATION

The following table sets forth our capitalization at September 30, 2009, and as adjusted to give effect to the sale of Units, including              shares of common stock and              shares of Convertible Preferred Stock, less the estimated expenses of the offering. This table assumes no conversion of the Convertible Preferred Stock. This table should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference into this document from our 2008 Annual Report on Form 10-K and our Form 10-Q for the quarter ended September 30, 2009.

	September 30, 2009
(dollars in thousands, except per share data)	Actual	As Adjusted
Indebtedness
Federal Home Loan Bank advances	$36,000
Other Borrowing	4,174

Total indebtedness	$40,174

Shareholders’ equity
Series A Preferred stock, par value $0.01 per share, 10,685 shares issued and outstanding at September 30, 2009 and as adjusted	$10,657
Undesignated Preferred stock, par value $0.01 per share, 1,989,315 shares authorized, no shares issued and outstanding at September 30, 2009 or as adjusted	—
Common stock, $0.05 par value; 20,000,000 shares authorized; 4,151,431 shares outstanding; shares outstanding as adjusted	208
Additional paid-in capital	30,610
Accumulated deficit	(119)
Accumulated other comprehensive income	485

Total shareholders’ equity	$41,841

Total capitalization	$82,015

Book value per common share	7.51
Tangible book value per common share [reconciliation]	7.51
Capital ratios (1)
Tier 1 leverage ratio	6.56%
Tier 1 Capital to risk-weighted assets	9.22%
Total capital to risk-weighted assets	10.48%

(1)	The as adjusted assume that the net proceeds will be invested initially in Federal Funds until utilized by First Community over time.

PLAN OF DISTRIBUTION

We are offering Units, each of which consist of                  shares of our Common Stock and one share of Convertible Preferred Stock, through a placement agent. Subject to the terms and conditions contained in the placement agency agreement, dated December     , 2009, Raymond James & Associates, Inc. has agreed to act as the placement agent for the sale of up to                  Units. The placement agent is not purchasing or selling any of the securities offered by this prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of securities, but instead has agreed to use its best efforts to arrange for the sale of all Units offered hereby.

The placement agency agreement provides that the obligations of the placement agent and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates from our counsel, our independent auditors and us. We may enter into subscription agreements directly with investors in connection with this offering.

Prospective purchasers of Units should complete, date and sign the preliminary subscription agreement which accompanies this prospectus and return it along with a check payable to “                ” in an amount equal to the aggregate offering price for the number of Units subscribed to                  at                 .

We have the right, in our sole discretion, to accept or reject any subscription in whole or in part. We generally will accept subscriptions on a daily basis, in the order in which they are received, on a first come, first serve basis. As a result, you may not receive any or all of the Units for which you subscribe. We will notify subscribers as soon as practicable following the receipt of their subscription form and payment as to whether and to what extent their subscriptions have been accepted and will promptly deliver Units to such subscriber. If we do not accept all or a portion of a subscription, we will return to the subscriber the unaccepted portion of the subscription funds, without interest.

The offering of Units will expire at the earlier of 5:00 p.m. New York time on January 29, 2010, or the date on which we have accepted subscriptions for all Units available for purchase. We may extend the expiration date of this offering for up to 15 days in our sole discretion. We may cancel the offering of Units at any time for any reason, including following the expiration date.

Once you submit the subscription form and your payment, you will not be allowed to revoke your subscription or request a refund of monies paid. All subscriptions are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not submit a subscription form unless you are certain that you wish to purchase the Units consisting of shares of Common Stock and Convertible Preferred Stock.

We will pay the placement agent the following fees with respect to the offering of Units:

•	.75% of the gross proceed of the sale of Units to certain directors and officers of the Company;

•	1.5% of the gross proceeds of the sale of Units to existing shareholders of the Company other than those referred to above;

•	6.0% of the gross proceeds of the sale of Units to all other investors.

In no event will the total amount of compensation paid to the placement agent and other securities brokers and dealers upon completion of this offering exceed 8% of the gross proceeds of this offering. The estimated offering expenses payable by us, in addition to the placement agent’s fee of $                , are approximately $                , which includes legal, accounting and printing costs and various other fees associated with registering the Units, Common Stock and Convertible Preferred Stock. After deducting fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be up to approximately $                .

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the placement agency agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

The placement agent has provided, and may in the future provide, various investment banking, commercial banking, financial advisory and other services to us and our affiliates for which services it has received, and may in the future receive, customary fees. In the course of its business, the placement agent may actively trade our securities for its own account or for the accounts of customers, and, accordingly, the placement agent may at any time hold long or short positions in such securities.

We and our directors and executive officers have agreed to certain lock-up provisions with regard to future sales of our common stock and other securities convertible into or exercisable or exchangeable for common stock for a period of 90 days after this offering as set forth in the placement agency agreement.

The placement agency agreement has been filed as an exhibit to this registration statement.

PRICE RANGE OF OUR COMMON STOCK

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “FCFL.” The table below sets forth for the periods indicated, the high and low intraday sales prices of our Common Stock as reported by Nasdaq. These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not necessarily reflect actual transactions. These also have been adjusted for the Company’s 5% stock dividend paid on February 28, 2007.

Calendar Quarter Ended	Low	High	Closing
March 31, 2007	$18.50	$19.50	$19.00
June 30, 2007	14.01	17.28	15.37
September 30, 2007	13.42	15.51	13.98
December 31, 2007	10.98	13.00	11.00

March 31, 2008	9.29	10.75	10.10
June 30, 2008	10.20	11.64	10.44
September 30, 2008	6.01	10.67	6.50
December 31, 2008	4.25	6.47	4.75

March 31, 2009	4.00	5.54	4.10
June 30, 2009	3.70	4.10	3.76
September 30, 2009	3.78	4.00	4.00
December 31, 2009 (through December 18, 2009)	2.20	3.00	2.30

On December 18, 2009, the closing price of our Common Stock on Nasdaq Capital Market was $2.30 per share and there were 4,151,431 shares of our Common Stock outstanding, held by approximately              holders of record.

DESCRIPTION OF THE UNITS

We have summarized the description of the terms of our Common Stock and the Convertible Preferred Stock under the captions “Description of Common Stock” and “Description of the Convertible Preferred Stock”, which should be read in conjunction with the section “Description of Series A Preferred Stock” in this prospectus. These summaries are not complete.

We urge you to read the documents relating to the Convertible Preferred Stock because they, and not this description, define your rights as a holder of the Common Stock and Convertible Preferred Stock.

General

Each Unit consists of:

— one share of the Convertible Preferred Stock, having an initial liquidation preference of $25 per share; and,

—              shares of the Common Stock of the Company.

Following issuance, the Convertible Preferred Stock and the shares of Common Stock comprising each Unit may be transferred and will be traded separately. The Units will not trade as a separate security.

Holders must allocate the purchase price of each Unit between the underlying shares of Convertible Preferred Stock and Common Stock comprising each Unit in accordance with their respective fair market values at the time of issuance. The allocation of purchase price by a holder will determine the holder’s basis in the shares of Convertible Preferred Stock and Common Stock comprising each Unit. Such allocation is not, however, binding on the IRS. See “Certain United States Federal Income Tax Considerations—Allocation of Unit Purchase Price; Tax Basis” in this prospectus.

Distributions

The Units will not provide for cash distributions other than as may be paid in respect to the shares of Common Stock and/or the Convertible Preferred Stock.

DESCRIPTION OF CAPITAL STOCK

Common Stock

General

We have 20,000,000 shares of authorized Common Stock with a par value of $0.05 per share of which [4,151,431] are outstanding as of                     , 2009. Holders of our Common Stock are entitled to receive dividends if, as and when declared by our board of directors out of any funds legally available for dividends. Holders of our Common Stock are also entitled, upon our liquidation, and after claims of creditors and the preferences of any class or series of preferred stock outstanding at the time of liquidation, to receive pro rata our net assets.

Our Series A Preferred Stock and Convertible Preferred Stock have and any other series of preferred stock upon issuance will have, preference over our Common Stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution. Our preferred stock also has such other preferences as currently, or as may be, fixed by our board of directors.

Holders of our Common Stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our board of directors has provided, or may provide in the future. Shares of our Common Stock are not redeemable, and have no subscription, conversion or preemptive rights.

Our Common Stock is currently listed for trading on the Nasdaq Capital Market under the symbol “FCFL.” Outstanding shares of our Common Stock are validly issued, fully paid and nonassessable. Holders of our Common Stock are not subject to any liability as shareholders.

Dividend Information

We paid 5% dividends on March 15, 2005 and February 28, 2007 and declared a 3 to 2 stock split on January 20, 2006. However, there are no current plans to initiate payment of cash dividends.

Florida law provides that the Company may only pay dividends if the dividend payment would not render it insolvent, or unable to meet its obligations as they come due. Additionally, future dividend policy will depend on the First Community Bank’s earnings, capital requirements, financial condition, and other factors.

There are statutory and regulatory limitations on the payment of dividends by our subsidiary bank as proscribed by the OTS’s capital distribution regulation. Under the regulation, First Community Bank may make a capital distribution without the approval of the OTS, provided the OTS is notified 30 days before declaration of the capital distribution. First Community Bank must also meet the following requirements:

•	It is not of supervisory concern, and will remain adequately or well-capitalized, as defined in the OTS prompt corrective action regulations, following the proposed distribution; and

•	The distribution does not exceed First Community Bank’s net income for the calendar year-to-date, plus retained net income for the previous two calendar years (less any dividends previously paid).

If First Community Bank does not meet the above-stated requirements, it must obtain the prior approval of the OTS before declaring any proposed distributions. The OTS can prohibit a proposed capital distribution by a savings institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

However, the Company and First Community Bank have entered into individual MOUs with the OTS, which restrict either company from paying any dividend or making other capital distribution without receiving approval or nonobjection from the OTS Regional Director at least 45 days prior to the anticipated date of the proposed dividend payment, although we are allowed to make dividend payments on Series A Preferred Stock.

As a result of our participation in the TARP Capital Purchase Program, additional restrictions have been imposed on our ability to declare or increase dividends on shares of our Common Stock, including a restriction on paying quarterly dividends. Specifically, we are unable to declare dividend payments on our common, junior preferred or pari passu preferred shares if we are in arrears on the dividends on the Series A Preferred Stock. Further, without the Treasury’s approval, we are not permitted to declare any dividends on our Common Stock per share until December 23, 2011 unless all of the Series A Preferred Stock has been redeemed or transferred by the Treasury. In addition, we cannot repurchase shares of Common Stock or use proceeds from the Series A Preferred Stock to repurchase trust preferred securities. Consent of the Treasury generally is required for us to make any stock repurchase until December 23, 2011 unless all of the Series A Preferred Stock has been redeemed or transferred by the Treasury to a third party. Further, our common, junior preferred or pari passu preferred shares may not be repurchased if we have not declared and paid all Series A Preferred Stock dividends.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Registrar and Transfer Company.

Restrictions on Ownership

Under the federal Change in Bank Control Act, a notice must be submitted to the OTS if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the OTS. Under the Change in Bank Control Act, the OTS has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Warrant to Purchase Common Stock Held by Treasury

We issued a ten-year Warrant to the Treasury on December 23, 2008 in connection with our participation in the TARP Capital Purchase Program. The Warrant is initially exercisable for 228,312 shares of our Common Stock at $7.02 per share. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $1,671,250, the number of shares of Common Stock underlying the Warrant then held by Treasury will be reduced by 50% to 114,156 shares.

The exercise price of the Warrant and the number of Common Stock underlying the Warrant automatically adjust upon the following events:

•	any stock split, stock dividend, subdivision, reclassification or combination of our Common Stock;

•

until the earlier of (i) the date on which Treasury no longer holds any portion of the Warrant and (ii) December 23, 2011, an issuance of our Common Stock (or securities convertible into our Common Stock) for consideration (or having a conversion price per share) less than 90% of then current market value, except for issuances in connection with benefit plans, business acquisitions and public or other broadly marketed offerings;

•	a pro rata repurchase by us of our Common Stock; or

•

a determination by our board of directors to make an adjustment to the anti-dilution provisions as are reasonably necessary, in the good faith opinion of our board of directors, to protect the purchase rights of the Warrant holders.

In addition, if we declare any dividends or distributions on our Common Stock other than our historical, ordinary cash dividends, dividends paid in our common stock or other dividends or distributions covered by the first bullet point above, the exercise price of the Warrant will be adjusted to reflect such distribution.

In the event of any merger, consolidation, or other business combination to which we are a party, the Warrant holder’s right to receive shares of our common stock upon exercise of the Warrant will be converted into the right to exercise the Warrant to acquire the number of shares of stock or other securities or property (including cash) which the Common Stock issuable upon exercise of the Warrant immediately prior to such business combination would have been entitled to receive upon consummation of the business combination. For purposes of the provision described in the preceding sentence, if the holders of our Common Stock have the right to elect the amount or type of consideration to be received by them in the business combination, then the consideration that the Warrant holder will be entitled to receive upon exercise will be the amount and type of consideration received by a majority of the holders of the Common Stock who affirmatively make an election.

Treasury may not transfer or exercise the Warrant with respect to more than one-half of the shares of Common Stock underlying the Warrant until the earlier of (i) the date on which we (or any successor to us by a business combination) have received aggregate gross proceeds of at least $1,671,250 from one or more qualified equity offerings (including those by any successor to us by a business combination) and (ii) December 31, 2009.

The Warrant does not entitle its holder to any of the rights of a shareholder of us. In addition, Treasury has agreed that it will not vote any of the shares of Common Stock that it acquires upon exercise of the Warrant. This restriction does not apply to any other person who acquires any portion of the Warrant, or the shares of Common Stock underlying the Warrant, from Treasury.

Preferred Stock

In addition to our Series A Preferred Stock and the Convertible Preferred Stock, we currently have              shares of undesignated preferred stock. For a description of the Series A Preferred Stock and Convertible Preferred Stock, see “Description of Series A Preferred Stock” and “Description of Convertible Preferred Stock”.

Our board of directors is empowered to divide any undesignated shares of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series, including:

(i) the distinctive designation of such series and the number of shares which shall constitute such series;

(ii) the annual rate of dividends payable on shares of such series, whether dividends shall be cumulative and conditions upon which and the date when such dividends shall be accumulated on all shares of such series issued prior to the record date for the first dividend of such series;

(iii) the time or times when and the price or prices at which shares of such series shall be redeemable at the option of the holder or of the Company and the sinking fund provisions, if any, for the purchase or redemption of such shares;

(iv) the amount payable on shares of such series in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether all or a portion is paid before any amount is paid on the common stock;

(v) the rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of common stock or shares of any other series of preferred stock and the terms and conditions of such conversion or exchange; and

(vi) whether the shares of such series have voting rights and the extent of such voting rights, if any.

The board of directors also has the power to reclassify any unissued shares of any series of preferred stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, including but not limited to, but subject to the limitations described in, the above provisions.

DESCRIPTION OF CONVERTIBLE PREFERRED STOCK

The following is a summary of some of the terms of the Convertible Preferred Stock. This summary contains a description of the material terms of the Convertible Preferred Stock but is not necessarily complete. The following summary of the terms and provisions of the Convertible Preferred Stock is qualified in its entirety by reference to the pertinent sections of our amended and restated articles of incorporation, including the Articles of Amendment creating the Convertible Preferred Stock, which is or will be provided as Exhibit 3.5 to this Registration Statement, as amended.

General

Under our amended and restated articles of incorporation, our board of directors is authorized, without further shareholder action, to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of up to 2,000,000 shares of preferred stock, par value $0.01 per share, in one or more series. Assuming that all units being offered are purchased, we will issue             shares of Convertible Preferred Stock.

When issued, the Convertible Preferred Stock, and our Common Stock issuable upon the conversion of the Convertible Preferred Stock, will be fully paid and nonassessable. The holders of the Convertible Preferred Stock will have no preemptive or preferential right to purchase or subscribe to stock, obligations, warrants or other securities of the Company of any class. The transfer agent, registrar, conversion and dividend disbursing agent for shares of both the Convertible Preferred Stock and the Common Stock is Registrar and Transfer Company.

Ranking

The Convertible Preferred Stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, ranks:

•

senior to our Common Stock and to each other class of capital stock or series of preferred stock established after the original issue date of any Convertible Preferred Stock (which we will refer to as the “Original Issue Date”), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Convertible Preferred Stock as to dividend rights and/or rights upon our liquidation, dissolution or winding up (which we will refer to collectively as “Junior Stock”);

•

on parity with the Series A Preferred Stock and with any class of capital stock or series of preferred stock established after the Original Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Convertible Preferred Stock as to dividend rights and/or rights upon our liquidation, dissolution or winding up, in each case without regard to whether dividends accrue cumulatively or non-cumulatively (which we will refer to collectively as “Parity Stock”); and

•

junior to each class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Convertible Preferred Stock as to dividend rights and/or rights upon our liquidation, dissolution or winding up (which we will refer to collectively as “Senior Stock”).

Dividends

Holders of shares of Convertible Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative dividends at the rate per annum of     % per share on the initial liquidation preference thereof of $ 25 per share of Convertible Preferred Stock (equivalent to $     per annum per share). Dividends on the Convertible Preferred Stock will be payable quarterly on March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Payment Date”) at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Original Issue Date of the Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. For purposes hereof, a “dividend period” shall refer to a date commencing on and including a Dividend Payment Date (or if no Dividend Payment Date has occurred, commencing on and including the Issue Date), and ending on and including the day immediately preceding the next succeeding Dividend Payment Date. Dividends will be payable to holders of record as they appear on our stock register on the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the board of directors or any duly authorized committee of the board of directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date but only to the extent a dividend has been declared to be payable on such Dividend Payment Date (each, a “Record Date”). Accumulations of dividends on shares of Convertible Preferred Stock do not bear interest. Dividends payable on the Convertible Preferred Stock for any period other than a full dividend period (based upon the number of days elapsed during the period) are computed on the basis of a 360-day year consisting of twelve 30-day months.

No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum has been set apart for the payment of such dividend, upon all outstanding shares of Convertible Preferred Stock.

Our ability to declare and pay dividends is dependent on certain regulatory considerations and our ability to declare and pay dividends may be limited by applicable Florida law. We are currently prohibited from paying dividends on the Convertible Preferred Stock without prior OTS approval and can make no assurance that we will be able to pay dividends.

So long as any share of Convertible Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, except as provided below in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless all accrued and unpaid dividends for all past quarterly dividend periods, including the latest completed dividend period, on all outstanding shares of Convertible Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Convertible Preferred Stock on the applicable record date).

The limitations on distributions described in the paragraph above shall not apply to:

(i) any dividends or distributions of rights or Junior Stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan;

(ii) the acquisition by us or any of our subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians; and

(iii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the date when the Convertible Preferred Stock was first issued or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from such Dividend Payment Dates, on a dividend payment date falling within a dividend period related to such Dividend Payment Date) in full upon the Convertible Preferred Stock and any shares of Parity Stock, all dividends declared on the Convertible Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from such dividend payment dates, on a dividend payment date falling within a dividend period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Convertible Preferred Stock (including, if applicable, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from such Dividend Payment Dates, on a dividend payment date falling within a dividend period related to such Dividend Payment Date) (subject to their having been declared by the board of directors or a duly authorized committee of the board of directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the board of directors or a duly authorized committee of the board of directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, we will provide written notice to the holders of Convertible Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, such dividends as may be determined by the board of directors or any duly authorized committee of the board of directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Convertible Preferred Stock shall not be entitled to participate in any such dividends.

Notwithstanding anything contained in the immediately preceding paragraph, if, at any Dividend Payment Date, we are prohibited by applicable governments or regulatory authority from paying dividends on the Convertible Preferred Stock but are permitted to pay dividends on the Series A Preferred Stock, we will pay dividends on the Series A Preferred Stock without giving pro rata effect to accrued dividends with respect to the Convertible Preferred Stock. We expect to request prior approval from the OTS to pay dividends on the Convertible Preferred Stock, but there can be no assurance that such consent will be granted.

Redemption

We may redeem the Convertible Preferred Stock, in whole or in part, at the then applicable Redemption Price (i) at any time prior to December 31, 2014, if the volume weighted average price (“VWAP”) of the Common Stock for 20 Trading Days in a period of 30 consecutive Trading Days ending on the Trading Day prior to the mailing of the notice of redemption exceeds 150% of the then prevailing Conversion Price or (ii) any time after December 31, 2014. Any redemption of the Convertible Preferred Stock will be subject to prior regulatory approval. The applicable Redemption Price will be an amount equal to 100% of the liquidation amount of each share of Convertible Preferred Stock plus accumulated, accrued and unpaid dividends to the date of redemption.

The VWAP per share of our Common Stock on any trading day means such price as displayed on Bloomberg (or any successor service) page FCFL <Equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our Common Stock on such Trading Day as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

A “trading day” is any day on which (i) there is no Market Disruption Event and (ii) the Nasdaq Capital Market is open for trading, or, if our Common Stock (or any other securities, cash or other property into which the Convertible Preferred Stock becomes convertible in connection with any reorganization event) is not listed on the Nasdaq Capital Market, any day on which the principal national securities exchange on which our Common Stock (or such other property) is listed is open for trading, or, if the Common Stock (or such other property) is not listed on a national securities exchange, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

“Market Disruption Event” means any of the following events has occurred: (i) any suspension of, or limitation imposed on, trading by the relevant exchange or quotation system during any period or periods aggregating one half-hour or longer and whether by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise relating to the Common Stock or in futures or option contracts relating to the Common Stock on the relevant exchange or quotation system, (ii) any event (other than a failure to open or a closure as described below) that disrupts or impairs the ability of market participants during any period or periods aggregating one half-hour or longer in general to effect transactions in, or obtain market values for, the Common Stock on the relevant exchange or quotation system or futures or options contracts relating to the Common Stock on any relevant exchange or quotation system, or (iii) the failure to open of the exchange or quotation system on which futures or options contracts relating to the Common Stock are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or other trading outside the regular trading session hours) unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange or quotation system for execution at the actual closing time on such day.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, each holder of Convertible Preferred Stock will be entitled to receive out of our assets available for distribution to our shareholders, subject to rights of our creditors, before any payment or distribution is made to holders of Junior Stock (including our Common Stock), payment in full of the amount of $25 per share of the Convertible Preferred Stock, plus accrued and unpaid dividends, whether or not declared, on the shares to the date fixed for liquidation, dissolution or winding up. If in any such distribution of our assets or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of the Convertible Preferred Stock and any other stock ranking equally with the Convertible Preferred Stock as to such distribution, the holders of the Convertible Preferred Stock and such other stock will share ratably in any such distribution in proportion to the full accrued and unpaid respective distributions to which they are entitled. After payment of the full amount of the liquidation preference accrued and unpaid dividends to which they are entitled, the holders of the Convertible Preferred Stock will have no right or claim to any of our remaining assets. Neither the sale, lease or exchange (for cash, securities or other property) of all or substantially all our assets, nor our merger or consolidation with any other corporation or other entity, will be deemed to be liquidation, dissolution or winding up.

The Articles of Amendment for the Convertible Preferred Stock will not contain any provision requiring funds to be set aside to protect the liquidation preference of the Convertible Preferred Stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of the Convertible Preferred Stock will have no voting rights except as set forth below or as otherwise required by law from time to time.

In addition to any other vote or consent of stockholders required by law or our amended and restated articles of incorporation, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Convertible Preferred Stock and all other Parity Stock having similar voting rights that are exercisable, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for such purpose, or by written consent in lieu of such meeting, will be required to:

(i) amend or alter the Articles of Incorporation or any articles of amendment thereto to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to Convertible Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on our liquidation, dissolution or winding up;

(ii) amend, alter or repeal any provision of the Articles of Incorporation or any articles of amendment thereto (including, unless no vote on such merger or consolidation is required in accordance with clause (iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Convertible Preferred Stock; or

(iii) consummate a binding share exchange or reclassification involving the Convertible Preferred Stock, or of a merger or consolidation of us with another corporation or other entity, unless in each case (x) the shares of Convertible Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Convertible Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to Convertible Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon our liquidation, dissolution or winding up will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Convertible Preferred Stock. Each share of Convertible Preferred Stock shall be entitled to one vote.

Conversion

Holders of Convertible Preferred Stock may convert their shares of Convertible Preferred Stock into Common Stock at any time prior to the date of redemption of the Convertible Preferred Stock. The initial conversion for each share of Convertible Preferred Stock will be             shares of Common Stock, which will be subject to adjustment as described below.

In addition, the shares of Convertible Preferred Stock will be mandatorily convertible if we do not declare and pay dividends on the Cumulative Preferred Stock for two consecutive Interest Payment Dates as a result of applicable government or regulatory authorities either not permitting us to pay dividends on the Convertible Preferred Stock or not permitting First Community Bank to pay dividends to us. If that occurs, we will provide notice of the mandatory conversion on such second Interest Payment Date and will set a date of conversion that will be at least 10 days but less than 15 days notice prior to such conversion.

Holders of Convertible Preferred Stock whose shares are converted into shares of Common Stock will have the right to receive and accrued and unpaid dividends on the Convertible Preferred Stock as of the conversion date, whether or not declared (other than, if the Convertible Preferred Stock is being converted at the option of the holder, previously declared dividends on the Convertible Preferred Stock payable to holders of record as of a prior date), to the extent we are legally permitted to pay dividends at such time.

Fractional Shares

No fractional shares of our Common Stock will be issued to holders of our Convertible Preferred Stock. In lieu of any fractional shares of Common Stock otherwise issuable in respect of the aggregate number of shares of our Convertible Preferred Stock of any holder that are converted, at our option, that holder will be entitled to receive either (i) an amount of shares rounded up to the next whole number of shares or (ii) an amount in cash (computed to the nearest cent) equal to the same fraction of the average VWAP of our Common Stock on the trading day preceding the conversion date.

If more than one share of our Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of our Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of our Convertible Preferred Stock so surrendered.

Anti-dilution Adjustments

The conversion rate shall be adjusted from time to time as follows:

(i) If we issue Common Stock as a dividend or distribution on our Common Stock to all holders of our Common Stock (other than in connection with a reorganization event), or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 × [OS1 / OS0]

where

CR0	=	the conversion rate in effect at the close of business on the record date
CR1	=	the new conversion rate in effect immediately after the record date
OS0	=	the number of shares of our Common Stock outstanding at the close of business on the record date prior to giving effect to such event
OS1	=	the number of shares of our Common Stock that would be outstanding immediately after, and solely as a result of, such event.

Any adjustment made pursuant to this paragraph (i) shall become effective on the date that is immediately after (x) the record date or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph (i) is declared but not so paid or made, the conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(ii) If we issue to all holders of our Common Stock any rights, warrants, options or other securities (other than rights issued pursuant to a shareholder rights plan or rights or warrants issued in connection with a reorganization event) entitling them for a period of not more than 60 days after the date of issuance thereof to subscribe for or purchase shares of our Common Stock, or if we issue to all holders of our Common Stock securities convertible into our Common Stock for a period of not more than 60 days after the date of issuance thereof, in either case at an exercise price per share of Common Stock or a conversion price per share of Common Stock less than the current market price of our Common Stock on record date, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 × [(OS0 + X) / (OS0 + Y)]

where

CR0	=	the conversion rate in effect at the close of business on the record date
CR1	=	the new conversion rate in effect immediately after the record date
OS0	=	the number of shares of our Common Stock outstanding at the close of business on the record date
X	=	the total number of shares of our Common Stock issuable pursuant to such rights, warrants, options, other securities (or upon conversion of such securities)
Y	=	the number of shares of our Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities (or the conversion price for such securities paid upon conversion) and (B) the average VWAP of our Common Stock for the 10 consecutive trading-day period prior to the trading day immediately preceding the date of announcement for the issuance of such rights, warrants, options, other securities or convertible securities.

For purposes of this paragraph (ii), in determining whether any rights, warrants, options, other securities or convertible securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, our Common Stock at less than the applicable volume weighted average price of our Common Stock, and in determining the aggregate exercise or conversion price payable for such Common Stock, there shall be taken into account any consideration we receive for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by our board of directors. If any right, warrant, option, other security or convertible security described in this paragraph (ii) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such right, warrant, option, other security or convertible security had not been so issued.

Any adjustment made pursuant to this paragraph (ii) shall become effective on the date that is immediately after the record date.

(iii) If we distribute capital stock (other than Common Stock), evidences of indebtedness or other assets or property of ours to all holders of our Common Stock, excluding:

(A) dividends, distributions, rights, warrants, options, other securities or convertible securities referred to in paragraph (i) or (ii) above,

(B) dividends or distributions paid exclusively in cash, and

(C) Spin-Offs described below in this paragraph (iii),

then the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 × [SP0 / (SP0 – FMV)]

where

CR0	=	the conversion rate in effect at the close of business on the record date
CR1	=	the new conversion rate in effect immediately after the record date
SP0	=	the current market price of our Common Stock on the record date
FMV	=	the fair market value (as determined in good faith by our board of directors) of the capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our Common Stock on the record date.

An adjustment to the conversion rate made pursuant to this paragraph shall be made successively whenever any such distribution is made and shall become effective on the record date.

If we distribute to all holders of our Common Stock capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of ours (a “Spin-Off”), the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 × [(FMV0 + MP0) / MP0]

where

CR0	=	the conversion rate in effect at the close of business on the record date
CR1	=	the new conversion rate in effect immediately after the record date
FMV0	=	the average VWAP of the capital stock or similar equity interest distributed to holders of our Common Stock applicable to one share of our Common Stock for the 10 consecutive trading-day period commencing on, and including, the third trading day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to our Common Stock on the NYSE or such other national or regional exchange or association or over-the-counter market or if not so traded or quoted, the fair market value of the capital stock or similar equity interests distributed to holders of our Common Stock applicable to one share of our Common Stock as determined by our Board of Directors

MP0	=	the average VWAP of our Common Stock for the 10 consecutive trading-day period commencing on, and including, the third trading day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to our Common Stock on the NYSE or such other U.S. national or regional exchange or market that is at that time the principal exchange or market for our Common Stock.

An adjustment to the conversion rate made pursuant to this paragraph will occur on the 10th trading day from and including the effective date of the Spin-Off; provided that in respect of any conversion within the 10 trading days immediately following and including the date of the Spin-Off, references with respect to the Spin-Off to “the 10 consecutive trading-day period” shall be deemed replaced with a period of consecutive trading days containing such lesser number of trading days as have elapsed between the effective date of such Spin-Off and the conversion date and the adjustment in respect of such conversion shall occur immediately prior to the conversion.

If any such dividend or distribution described in this paragraph (iii) is declared but not paid or made, the conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(iv) If we pay or make any dividend or distribution consisting exclusively of cash to all holders of our Common Stock, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 × [SP0 / (SP0 – C)]

where

CR0	=	the conversion rate in effect at the close of business on the record date
CR1	=	the new conversion rate in effect immediately after the record date
SP0	=	the current market price of our Common Stock as of the record date
C	=	the excess of the amount in cash per share that we distribute to holders of our Common Stock over the dividend threshold amount.

An adjustment to the conversion rate made pursuant to this paragraph (iv) shall become effective on the date fixed for determination of the holders of our Common Stock entitled to receive such dividend or distribution. If any dividend or distribution described in this paragraph (iv) is declared but not so paid or made, the conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(v) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the VWAP per share of Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 × (FMV + (SP1 × OS1)) / (SP1 × OS0)

where

CR0	=	the fixed conversion rate in effect at the close of business on the expiration date
CR1	=	the new fixed conversion rate in effect immediately after the expiration date
AC	=	the fair market value (as determined by our board of directors) on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for our Common Stock validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”)
OS0	=	the number of shares of our Common Stock outstanding on the expiration date, including any purchased shares
OS1	=	the number of shares of our Common Stock outstanding on the expiration date, less any purchased shares

SP1	=	the average VWAP of our Common Stock for the 10 consecutive trading-day period commencing on the trading day next succeeding the expiration date.

If the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made. Any adjustment to the conversion rate made pursuant to this paragraph (v) shall become effective on the date immediately following the last trading day included in the determination of the average VWAP of our Common Stock for purposes of SP1 above; provided that in respect of any conversion within the 10 trading-day period commencing on the trading day next succeeding the expiration date, references to the “10 consecutive trading-day period” with respect to this paragraph (v) shall be deemed replaced with a period of consecutive trading days containing such lesser number of trading days as have elapsed between the expiration date and the conversion date, and the adjustment in respect of such conversion shall occur immediately prior to the conversion. If we or one of our subsidiaries is obligated to purchase our Common Stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the conversion rate shall be readjusted to be the conversion rate that would be in effect if such tender or exchange offer had not been made.

“Record date” means, for purpose of a conversion rate adjustment, with respect to any dividend, distribution or other transaction or event in which the holders of our Common Stock have the right to receive any cash, securities or other property or in which our Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).

“Average VWAP” means the average of the volume weighted average price for each trading day in the relevant period.

“Current market price” of our common stock on any day, means the average VWAP of our Common Stock for the ten consecutive trading-day period ending on the earlier of the day in question and the day before the ex-date or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in clauses (i) through (v) above. For purposes of the foregoing, “ex-date” means the first date on which the shares of our Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive an issuance or distribution.

If we have in effect a shareholder rights plan while any shares of Convertible Preferred Stock remain outstanding, holders of Convertible Preferred Stock will receive, upon a conversion of Convertible Preferred Stock, in addition to Common Stock, rights under our shareholder rights agreement unless, prior to such conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our Common Stock. If the rights provided for in our rights plan have separated from our Common Stock in accordance with the provisions of the applicable shareholder rights agreement so that holders of Convertible Preferred Stock would not be entitled to receive any rights in respect of our Common Stock, if any, that we are required to deliver upon conversion of Convertible Preferred Stock, the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our Common Stock, capital stock, evidences of indebtedness or other assets or property pursuant to paragraph (iii) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights. A distribution of rights pursuant to a shareholder rights plan will not trigger a conversion rate adjustment pursuant to paragraphs (ii) or (iii) above. We currently do not have a shareholder rights plan.

No adjustment to the conversion rate need be made if holders may participate in the transaction that would otherwise give rise to such adjustment, so long as the distributed assets or securities the holders would receive upon conversion of the Convertible Preferred Stock—if such assets or securities are convertible, exchangeable, or exercisable—are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of the Convertible Preferred Stock.

The conversion rate will not be adjusted upon certain events, including but not limited to:

•

the issuance of any shares of our Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in our Common Stock under any plan;

•

the issuance of any shares of our Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of ours;

•	the issuance of any shares of our Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

•	a change in the par value of our Common Stock; and

•	as a result of a tender offer solely to holders of fewer than 100 shares of our Common Stock.

No adjustment in the conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion price. If the adjustment is not made because the adjustment does not change the conversion price by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/10,000th of a share. Notwithstanding the foregoing, all adjustments not previously made shall have effect with respect to any conversion of Convertible Preferred Stock.

For U.S. federal income tax purposes, adjustments to the conversion rate, or failures to make certain adjustments, that have the effect of increasing the beneficial owners’ proportionate interests in our assets or earnings may result in a taxable deemed distribution to the beneficial owners. See “Certain United States Federal Income Tax Considerations.”

In the event of:

•

any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing corporation and in which the shares of our Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person),

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets, or

•	any reclassification of our Common Stock into securities including securities other than our Common Stock,

each share of Convertible Preferred Stock outstanding immediately prior to such reorganization event shall, without the consent of the holders of the Convertible Preferred Stock, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its Convertible Preferred Stock into Common Stock immediately prior to such reorganization event. For purposes of the foregoing, the type and amount of consideration that a holder of Convertible Preferred Stock would have been entitled to receive as a holder of our Common Stock in the case of any reorganization event or other transaction that causes our Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our Common Stock that affirmatively make such an election. In such event, on the applicable conversion date, the applicable conversion rate then in effect will be applied to determine the amount and value of securities, cash or property a holder of one share of Common Stock would have received in such transaction (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such shares of Convertible Preferred Stock are actually converted).

In addition, we may make such increases in the conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of our Common Stock resulting from any dividend or distribution of our shares (or issuance of rights or warrants to acquire our shares) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to the conversion rate.

We will be required, as soon as practicable after the conversion rate is adjusted, to provide or cause to be provided written notice of the adjustment to the holders of shares of Convertible Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the conversion rate was determined and setting forth each revised fixed conversion rate.

Miscellaneous

We will at all times reserve and keep available out of the authorized and unissued Common Stock or shares of Common Stock held in treasury by us, solely for issuance upon the conversion of the Convertible Preferred Stock, that number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Convertible Preferred Stock then outstanding.

Book-Entry, Delivery and Form

The certificates representing the Convertible Preferred Stock will be issued as fully registered securities registered in the name of Cede & Co., the partnership nominee of DTC, or such other name as may be requested by an authorized representative of DTC. Ownership of beneficial interests in a Global Security will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through such participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a Global Security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Convertible Preferred Stock represented by such Global Security for all purposes under the statement and the securities. No beneficial owner of an interest in a Global Security will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under the statement.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Convertible Preferred Stock, so long as the corresponding securities are represented by Global Securities.

Payments of dividends on the Global Security will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Company expects that DTC or its nominee, upon receipt of any payment of dividends in respect of a Global Security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of DTC or its nominee, as the case may be. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

The Company understands that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:

•	securities brokers and dealers;

•	banks, trust companies; and

•	clearing corporations and certain other organizations.

Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the Global Security and a successor depositary is not appointed by the Company within 90 days, the Company will issue certificated shares in exchange for the Global Securities. Holders of an interest in a Global Security may receive certificated shares, at the option of the Company, in accordance with the rules and procedures of DTC in addition to those provided for under the statement. Beneficial interests in Global Securities held by any direct or indirect participant may also be exchanged for certificated shares upon request to DTC by such direct participant (for itself or on behalf of an indirect participant), to the transfer agent in accordance with their respective customary procedures.

The information in this section concerning DTC and its book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

DESCRIPTION OF SERIES A PREFERRED STOCK

In December 2008, we determined that it was in our best interest to participate in the TARP Capital Purchase Program. Under the program, the Treasury can purchase shares of senior preferred stock and a warrant to purchase common stock of financial institutions.

On December 18, 2008, we filed with the Division of Corporations, Secretary of State of Florida an amendment to our Articles of Incorporation establishing the terms of our Series A Preferred Stock. Subsequently on December 23, 2008, pursuant to the Capital Purchase Program, we agreed to issue and sell, and the Treasury agreed to purchase: (a) 10,685 shares of our Series A Preferred Stock, having a liquidation preference of $1,000 per share; and (b) the ten-year Warrant to purchase up to 228,312 shares of Company common stock at an exercise price of $7.02 per share. The issuance and sale also closed on December 23, 2008, and was exempt from registration as a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended. The purchase price for the Series A Preferred Stock and the Warrant was $10,685,000, or $1,000 per Series A Preferred Stock.

Under the Capital Purchase Program Purchase Agreement, cumulative dividends on the Series A Preferred Stock will accrue on the purchase price at an annual rate of 5% per year for the first five years and at an annual rate of 9% thereafter, but will be paid only if and when declared by our Board of Directors. The Preferred Shares have no maturity date and rank senior to the Common Stock (and pari passu with any other of our senior preferred stock with respect to the payment of dividends, distributions and amounts payable upon liquidation, dissolution and winding up of the Company. Subject to the approval of the Federal Reserve Board, Series A Preferred Stock are redeemable at our option at 100% of their liquidation preference, provided that we have consulted with the OTS regarding any repurchase. Although the relevant rules and regulations are not specific, we believe the Treasury will require the OTS’ consent as part of such consultation to redeem the Series A Preferred Stock.

The Treasury may not transfer any portion of the Warrant covering, or exercise the Warrant for more than one-half of, the 228,312 shares of Common Stock underlying the Warrant until the earlier of: (a) the date on which we have received aggregate gross proceeds of not less than $1,671,250 from qualified equity offerings; and (b) December 31, 2009. In the event we complete qualified equity offerings on or prior to December 31, 2009, raising gross proceeds of at least $1,671,250, the number of shares of Common Stock underlying the Warrant will be reduced by one-half. Pursuant to the Capital Purchase Program, a qualified equity offering is the sale and issuance for cash by the Company to persons other than the Company or any Company subsidiary of securities that qualify as Tier 1 capital for the Company at the time of issuance.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, any preferred stock to be issued, unless otherwise approved by the vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock, will rank:

•	senior to our common stock and all other equity securities designated as ranking junior to our Series A Preferred Stock; and

•	equally with the Series A Preferred Stock, or parity stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of First Community.

So long as any shares of Series A Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our Common Stock or other junior stock, other than a dividend payable solely in Common Stock. Subject to certain limited exceptions, we and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our Common Stock or other junior stock or parity stock or trust preferred securities unless we have paid in full all accrued dividends on the Series A Preferred Stock for all prior dividend periods.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series A Preferred Stock, and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series A Preferred Stock) with respect to the Series A Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our Common Stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and the Series A Preferred Stock shall not be entitled to participate in any such dividend.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of the Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our Common Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of the Series A Preferred Stock and all holders of any shares of outstanding parity stock, including the Convertible Preferred Stock, the amounts paid to the holders of the Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of the particular series of preferred stock and other shares of parity stock, including the Convertible Preferred Stock, the holders of our Common Stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Any new series of our preferred stock shall be either equal with or junior to the Series A Preferred Stock with respect to liquidation rights.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material United States federal income tax considerations relating to the purchase, ownership and, as applicable, conversion or other disposition of the Units, including Convertible Preferred Stock and Common Stock acquired as part of a Unit, and the ownership and disposition of Common Stock issued upon a conversion of Convertible Preferred Stock.

This summary:

•	does not purport to be a complete analysis of all potential tax considerations that may be important to an investor based on the investor’s particular tax situation;

•

is based on the Internal Revenue Code of 1986, as amended (the “Code”), the existing applicable United States federal income tax regulations promulgated or proposed thereunder (the “Treasury Regulations”), judicial authority and currently effective published rulings and administrative pronouncements, all as of the date hereof and all of which are subject to change or differing interpretation at any time, possibly with retroactive effect, which could affect the United States federal income tax considerations summarized below;

•

is applicable only to beneficial owners of Units, Convertible Preferred Stock and Common Stock who are initial holders who purchase Units at their original offering price (or, if applicable, receive Common Stock upon a conversion of Convertible Preferred Stock acquired at its original offering price), and does not discuss the tax consequences applicable to subsequent purchasers of Units, Convertible Preferred Stock and Common Stock;

•	is applicable only to beneficial owners who will hold their Units, Convertible Preferred Stock and Common Stock as “capital assets,” within the meaning of section 1221 of the Code;

•

does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or who are subject to special treatment under United States federal income tax laws, including but not limited to:

•	brokers, dealers and traders, including those who use a mark-to-market method of accounting for their holdings;

•	banks and other financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	pension funds;

•	regulated investment companies and real estate investment trusts;

•	persons who acquire Units, Convertible Preferred Stock or Common Stock pursuant to the exercise of compensatory stock options or otherwise as compensation;

•

persons who own the Units, Convertible Preferred Stock or Common Stock as a position in a hedging transaction or as part of a “straddle,” “conversion” or other integrated transaction for United States federal income tax purposes;

•	holders whose “functional currency” for federal income tax purposes is not the United States dollar;

•	individuals subject to special rules as a result of the termination of their United States citizenship or residency;

•	holders subject to the alternative minimum tax;

•	corporations that accumulate earnings in order to avoid United States federal income tax; and

•	partnerships or other pass-through entities and investors therein; and

•

does not discuss any possible applicability of any United States state or local taxes, non-United States taxes or any United States federal tax other than the income tax, including, but not limited to, the United States federal gift tax and estate tax.

As used in this summary, the term “U.S. holder” means a beneficial owner of a Unit, a share of Convertible Preferred Stock or a share of Common Stock who is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation, or other entity treated as an association taxable as a corporation for United States federal income tax purposes, that is organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more “United States persons,” within the meaning of section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership, including any entity or arrangement treated as a partnership for United States federal income tax purposes, is a holder of Units, Convertible Preferred Stock or Common Stock, then the United States federal income tax treatment of a partner in that partnership generally will depend on the status of the partner and the partnership’s activities. Such partners and partnerships should consult their own tax advisors with regard to the United States federal income tax treatment of holding Units, Convertible Preferred Stock or Common Stock.

The term “non-U.S. holder” means a beneficial owner of a Unit, a share of Convertible Preferred Stock or a share of Common Stock who is neither a U.S. holder nor a partnership. Potential non-U.S. holders should refer to the discussion under the heading “—Non-U.S. Holders” below.

We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) with respect to any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax characterizations and consequences set forth below.

This summary of certain United States federal income tax considerations constitutes neither tax nor legal advice. Prospective investors are urged to consult their own tax advisors in determining the specific tax consequences and risks to them of purchasing, holding, and converting or otherwise disposing of the Units, Convertible Preferred Stock or Common Stock including the application to their particular situation of the United States federal income tax laws and regulations discussed below, as well as the application to them of any United States federal estate and gift, United States state and local, non-United States and other tax laws and of any applicable income tax treaty.

Allocation of Unit Purchase Price; Tax Basis

Each Unit consists of (i) one share of Convertible Preferred Stock and (ii) [__] shares of Common Stock. Consequently, holders are required to allocate the purchase price of each Unit between the underlying shares of Convertible Preferred Stock and Common Stock comprising each Unit in accordance with their respective fair market values at the time of issuance. The allocation of purchase price by a holder will determine the holder’s basis in the shares of Convertible Preferred Stock and Common Stock comprising each Unit. Such allocation is not, however, binding on the IRS, and there can be no assurance that the IRS will respect such determination of the relative fair market values of the Convertible Preferred Stock and Common Stock. If such determination were successfully challenged by the IRS, then the amount, timing and character of income on the Convertible Preferred Stock and Common Stock could be materially different from that resulting from such allocation. Prospective investors should consult with their own tax advisors regarding the tax treatment of the Units.

U.S. Holders

Distributions on Common Stock and Convertible Preferred Stock

Distributions, if any, to a U.S. holder with respect to (i) its Common Stock (whether such Common Stock was purchased as part of a Unit or received upon a conversion of Convertible Preferred Stock), other than certain pro rata distributions of Common Stock, or (ii) its Convertible Preferred Stock, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, as of the end of the taxable year of the distribution.

To the extent that a U.S. holder receives a distribution with respect to its Common Stock or Convertible Preferred Stock that would have constituted a dividend for United States federal income tax purposes had it not exceeded our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, which will reduce the holder’s tax basis in its shares of Common Stock or Convertible Preferred Stock and, thereafter, will be treated as a capital gain.

Dividends on a U.S. holder’s Common Stock or Convertible Preferred Stock will be taxable to the U.S. holder as ordinary income. Dividends on the Common Stock or Convertible Preferred Stock received by individual and other non-corporate U.S. holders in taxable years beginning on or before December 31, 2010 may be subject to United States federal income tax at lower rates applicable to long-term capital gains, provided that certain conditions are met, including certain holding period requirements. Dividends paid to corporate U.S. holders may qualify for a dividends received deduction, provided that certain conditions are met, including certain holding period requirements. Prospective investors should consult their own tax advisors concerning the applicability of these rules to their particular circumstances.

Conversion of Convertible Preferred Stock into Common Stock

Upon a conversion of Convertible Preferred Stock for Common Stock, a U.S. holder generally will not recognize gain or loss, except that the receipt of any cash in lieu of a fractional share of Common Stock will result in either (i) a U.S. holder recognizing gain or loss measured by the difference between any cash received in lieu of such fractional Common Share and such holder’s tax basis in its surrendered Convertible Preferred Stock allocable to such fractional Common Share or (ii) a distribution taxable as a dividend, as determined under the rules described in “— Redemption of Convertible Preferred Stock Solely for Cash” below. A U.S. holder’s adjusted tax basis in its Convertible Preferred Stock generally would equal (i) the portion of a Unit’s purchase price allocated to the Convertible Preferred Stock, as described in “—Allocation of Unit Purchase Price; Tax Basis” above, (ii) reduced by any distributions or other payments received with respect to the Convertible Preferred Stock that are treated as a non-taxable return of capital, as described in “—U.S. Holders—Distributions on Common Stock and Convertible Preferred Stock” above. Generally, any such gain recognized upon the receipt of cash in lieu of a fractional share of Common Stock upon a conversion of Convertible Preferred Stock will be capital gain and will be long-term capital gain if the U.S. holder’s holding period for the converted Convertible Preferred Stock is more than one year. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to a reduced rate of tax. The deductibility of capital losses is subject to limitations.

A U.S. holder’s tax basis in the Common Stock received upon a conversion of Convertible Preferred Stock generally will be the same as the U.S. holder’s tax basis in the exchanged Convertible Preferred Stock at the time of the conversion, reduced by such holder’s tax basis in such Convertible Preferred Stock allocable to any fractional share of Common Stock for which cash is received upon conversion, and increased by any cash payment to us representing a distribution with respect to such Convertible Preferred Stock where such Convertible Preferred Stock is surrendered between a record date and payment date. The U.S. holder’s holding period in the Common Stock received will include the U.S. holder’s holding period in the Convertible Preferred Stock that were exchanged for such Common Stock.

Conversion Ratio Anti-Dilution Adjustments

As described under the heading “Description of Convertible Preferred Stock—Anti-Dilution Adjustments” above, the conversion ratio in respect of a conversion of Convertible Preferred Stock into Common Stock may be adjusted. The United States federal income tax treatment to a U.S. holder of such a conversion ratio adjustment is unclear.

If at any time we distribute cash, stock, rights or other property to holders of Common Stock and the conversion price is decreased (i.e., the number of shares of Common Stock received upon a conversion of Convertible Preferred Stock is increased), then this decrease may be treated as a deemed taxable distribution to the holders of the Convertible Preferred Stock. Such a deemed distribution generally will occur where the conversion price adjustment either (i) is made to compensate holders of Convertible Preferred Stock for any cash or other property distributions made to holders of Common Stock or (ii) does not merely have the effect of preventing dilution of the interests of holders of Convertible Preferred Stock in our earnings and profits or assets. In this regard, a decrease in the conversion price in accordance with anti-dilution provisions in the event of stock dividends or the distribution of rights to holders of the Common Stock to subscribe for our stock generally should not result in such a deemed distribution. Any deemed distribution resulting from any adjustment to the conversion price would be treated, at the time of the conversion price adjustment, as either taxable dividend, a return of capital or capital gain, as discussed above under the heading “—U.S. Holders—Distributions on Common Stock and Convertible Preferred Stock” above.

Prospective investors should consult their own tax advisors regarding the tax consequences to them of an adjustment in the conversion ratio.

Redemption of Convertible Preferred Stock Solely for Cash

Our redemption of shares of our Convertible Preferred Stock solely for cash, as described under the heading “Description of Convertible Preferred Stock—Redemption” above, will be a taxable event. A redemption of the Convertible Preferred Stock for cash will be treated as a distribution taxable as a dividend to the redeeming U.S. holders to the extent of our current or accumulated earnings and profits unless:

•	the redemption is “not essentially equivalent to a dividend,” as determined for United States federal income tax purposes;

•	the redemption results in a “complete termination” of the holder’s interest in our stock (both preferred and common), as determined for United States federal income tax purposes; or

•	the redemption is “substantially disproportionate” with respect to the holder, as determined for United States federal income tax purposes.

In determining whether or not any of the above requirements apply, shares considered to be owned by the U.S. holder of Convertible Preferred Stock by reason of certain attribution rules described in the Code, as well as shares actually owned by such holder, must be taken into account. It may be more difficult for a holder that owns any of our Common Stock before or after the redemption, actually or constructively by operation of the attribution rules, to satisfy any of the above tests. If the redemption satisfies any of these three tests, then it will be treated as a sale or exchange transaction that gives rise to capital gain or loss generally equal to the difference between the amount of cash received by the holder of Convertible Preferred Stock and such holder’s adjusted tax basis in such redeemed Convertible Preferred Stock. This capital gain or loss will be long term if the holding period for the Convertible Preferred Stock is more than one year.

If the redemption does not satisfy any of the three tests described above, then the entire amount received (i.e., without any offset for the holder’s tax basis in the redeemed Convertible Preferred Stock) will be taxable as a distribution, which will generally be treated as either taxable dividend, a return of capital or capital gain, as discussed above under the heading “—U.S. Holders—Distributions on Common Stock and Convertible Preferred Stock” above. If the amount received is treated as a distribution, the U.S. holder’s tax basis in the redeemed

Convertible Preferred Stock will be allocated to such holder’s remaining Convertible Preferred Stock or Common Stock, if any. If the holder does not retain any direct stock ownership in us, then such basis generally will be transferred to the basis of the shares of a related party that constructively caused the redemption not to result in a “complete termination” of such holder’s interest in us. Prospective investors are urged to consult their own tax advisors as to the tax consequences of a redemption of our Convertible Preferred Stock.

Sales and Other Taxable Dispositions of Common Stock or Convertible Preferred Stock

Unless a non-recognition provision applies, gain or loss realized by a U.S. holder on a sale or other taxable disposition of Common Stock or Convertible Preferred Stock (other than a conversion of Convertible Preferred Stock into Common Stock or a redemption solely for cash, which will be treated as described above in “—U.S. Holders—Conversion of Convertible Preferred Stock into Common Stock” and “—U.S. Holders—Redemption of Convertible Preferred Stock Solely for Cash”, respectively) will be recognized as capital gain or loss for United State federal income tax purposes and, if the U.S. holder’s holding period in the disposed Common Stock or Convertible Preferred Stock exceeds one year, long-term capital gain or loss. The amount of the U.S. holder’s gain or loss will be equal to the difference between the amount of cash plus the fair market value of any property received by the U.S. holder in exchange for the disposed Common Stock or Convertible Preferred Stock and that holder’s adjusted tax basis in those shares. A U.S. holder’s adjusted tax basis in Common Stock or Convertible Preferred Stock purchased as part of a Unit generally would equal (i) the portion of a Unit’s purchase price allocated to the Common Stock or Convertible Preferred Stock, as described in “—Allocation of Unit Purchase Price; Tax Basis” above, (ii) decreased by any distributions or other payments received that are treated as a return of capital, as described in”—U.S. Holders—Distributions on Common Stock and Convertible Preferred Stock” above. A U.S. holder’s adjusted tax basis in Common Stock received upon a conversion of Convertible Preferred Stock would be calculated as described in “—U.S. Holders—Conversion of Convertible Preferred Stock into Common Stock” above.

Information Reporting and Backup Withholding

Certain non-exempt U.S. holders may be subject to information reporting in respect of any payments made on the Convertible Preferred Stock or the Common Stock and the proceeds of any sale or other disposition of the Convertible Preferred Stock or the Common Stock. In addition, backup withholding, currently at a rate of 28%, may apply to those payments, if the U.S. holder (i) fails to supply a taxpayer identification number and certain other information, certified under penalty of perjury, in the manner required, (ii) fails to certify that the holder is eligible for an exemption to backup withholding or (iii) otherwise fails to comply with applicable backup withholding rules. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against the U.S. holder’s United States federal income tax liability upon furnishing the required information on a timely basis to the IRS.

Non-U.S. Holders

Distributions on Common Stock and Convertible Preferred Stock

Distributions, if any, paid to a non-U.S. holder of our Common Stock or our Convertible Preferred Stock generally will be treated as either taxable dividend, a return of capital or capital gain, as discussed above under the heading “—U.S. Holders—Distributions on Common Stock and Convertible Preferred Stock” above.

Subject to the following paragraphs, dividends on our Common Stock or our Convertible Preferred Stock generally will be subject to United States federal withholding tax at a 30% gross rate, subject to any exemption or reduction by an applicable income tax treaty. We may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution we project will be a dividend, based upon a reasonable estimate of both our current and our accumulated earnings and profits for the taxable year in which the distribution is made. If tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, then non-U.S. Holders may obtain a refund of such excess amounts by timely filing a claim for refund with the IRS.

In order to claim the benefit of a reduced rate of or an exemption from withholding tax under an applicable income tax treaty, a non-U.S. holder will be required (i) to satisfy certain certification requirements, which may be accomplished by providing to us or our agent a properly executed and completed IRS Form W-8BEN (or other applicable form) certifying, under penalty of perjury, that the holder qualifies for treaty benefits and is not a United States person or (ii) if our stock is held through certain non-United States intermediaries, to satisfy the Treasury Regulations’ certification requirements applicable to such intermediary holdings. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment or fixed base) are not subject to the withholding tax, provided that the non-U.S. holder so certifies, under penalty of perjury, on a properly executed and delivered IRS Form W-8ECI (or other applicable form). Instead, such dividends would be subject to United States federal income tax in the same manner as if the non-U.S. holder were a United States person.

Corporate holders who receive effectively connected dividends may also be subject to an additional “branch profits tax” at a gross rate of 30% on their earnings and profits for the taxable year that are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, subject to any exemption or reduction provided by an applicable income tax treaty.

Distributions treated as capital gain will be treated as described in “—Non-U.S. Holders—Sale or Other Taxable Disposition of Common Stock or Convertible Preferred Stock” below)

Conversion of Convertible Preferred Stock into Common Shares

A non-U.S. holder of our Convertible Preferred Stock who surrenders its Convertible Preferred Stock for conversion into our Common Stock will generally not recognize taxable gain or loss for U.S. federal income tax purposes, except that the receipt of cash in lieu of a fractional Common Share will result in either (i) a non-U.S. holder realizing capital gain or loss measured by the difference between the cash received in lieu of such fractional Common share and such holder’s tax basis in the surrendered Convertible Preferred Stock allocable to such fractional common share, which will be taxed (i) as described “—Non-U.S. Holders—Sale or Other Taxable Disposition of Common Stock or Convertible Preferred Stock” or (ii) a distribution taxable as a dividend, as determined under the rules described in “—Non-U.S. Holders—Redemption of Convertible Preferred Stock Solely for Cash”.

Conversion Ratio Anti-Dilution Adjustments

As discussed above, an adjustment to the conversion price at which our Convertible Preferred Stock is converted into Common Stock is subject to adjustments in certain circumstances. Certain adjustments to the conversion rate could give rise to a deemed distribution to non-U.S. holders of Convertible Preferred Stock for United States federal income tax purposes, similar to that of U.S. holders. See “—U.S. Holders—Conversion Ratio Anti-Dilution Adjustments” above. With respect to a non-U.S. holder, any such deemed distribution would be subject to the rules described under “—Non-U.S. Holders—Distributions on Common Stock and Convertible Preferred Stock” above.

Redemption of Convertible Preferred Stock Solely for Cash

A non-U.S. holder will determine its U.S. federal income tax consequences of our redemption of its Convertible Preferred Stock solely for cash by applying the three tests described in “—U.S. Holders—

Redemption of Convertible Preferred Stock Solely for Cash” above. If a non-U.S. holder of Convertible Preferred Stock is treated as satisfying one of the tests described therein, then the redemption will be treated as a sale or exchange transaction and taxed as described in “—Non-U.S. Holders—Sale or Other Taxable Disposition of Common Stock or Convertible Preferred Stock” below. Otherwise, the entire amount received upon redemption of the Convertible Preferred Stock will be treated as a distribution that is subject to taxation, as described in “—Non-U.S. Holders—Distributions on Common Stock and Convertible Preferred Stock” above.

Sale or Other Taxable Disposition of Common Stock or Convertible Preferred Stock

Any gain realized on the sale or other taxable disposition of our Common Stock or our Convertible Preferred Stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” (a “USRPHC”) for United States federal income tax purposes at any time during the shorter of the five-year period preceding such disposition and the non-U.S. holder’s holding period in the stock.

A non-U.S. holder described in the first bullet point above generally will be subject to United States federal income tax on the gain derived from the sale or disposition in the same manner as a United States person. If such non-U.S. holder is a corporation, then it may also, under certain circumstances, be subject to an additional “branch profits” tax at a gross rate of 30% on its earnings and profits for the taxable year that are effectively connected with its conduct of its United States trade or business, subject to exemption or reduction provided by any applicable income tax treaty.

A non-U.S. holder described in the second bullet point immediately above will be subject to a tax at a 30% gross rate, subject to any reduction or reduced rate under an applicable income tax treaty, on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

With respect to third bullet point above, we do not believe that we currently are, or expect to become, a USRPHC.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding, currently at a 28% rate, for dividends paid to such holder unless such holder certifies under penalty of perjury as to non-United States person status, or such holder otherwise establishes an exemption (provided that neither we nor the paying agent has actual knowledge or reason to know that such holder is a United States person or that the conditions of any other exemptions are not in fact satisfied).

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury as to non-United States person status, or such owner otherwise establishes an exemption (provided that neither the broker nor intermediary has actual knowledge or reason to know that such owner is a United States person or that the conditions of any other exemptions are not in fact satisfied).

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Recent Legislative Developments Potentially Impacting Taxation of Non-U.S. Holders

The recently proposed “Foreign Account Tax Compliance Act of 2009” (the “Bill”) would, among other things, limit certain benefits currently available to certain non-U.S. holders that hold our stock through a “foreign financial institution.” The Bill would also limit the ability of certain non-United States entities to claim relief from United States withholding tax in respect of dividends paid to such foreign financial institutions unless those entities have provided documentation of their beneficial owners to the withholding agent. It is unclear whether, or in what form, the Bill may be enacted. Non-U.S. holders should consult their tax advisors regarding the possible implications of the Bill on their investment in Units, Convertible Preferred Stock and Common Stock.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO A HOLDER’S PARTICULAR SITUATION. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE UNITS, CONVERTIBLE PREFERRED STOCK AND COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-UNITED STATES AND OTHER TAX LAWS.

ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA or Section 4975 of the Code (each a “Plan”) and on those persons who are “fiduciaries” with respect to Plans. In considering an investment of the assets of a Plan subject to Title I of ERISA (an “ERISA Plan”) in the Common Stock and the Convertible Preferred Stock, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of an ERISA Plan, as well as discharge its duties in accordance with the documents and instruments governing such Plan.

In addition, a fiduciary may not cause a Plan to engage in certain transactions that are prohibited under ERISA or Section 4975 of the Code. Sections 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales of property (such as the Common Stock and the Convertible Preferred Stock) or extensions of credit between a Plan and a party in interest or disqualified person. A violation of these “prohibited transaction” rules may result in an excise tax, penalty or other liabilities under ERISA and/or Section 4975 of the Code for such persons or, in the case of an IRA, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiaries, would cause the IRA to lose its tax-exempt status, unless exemptive relief is available under an applicable statutory or administrative exemption.

The acquisition or holding of the Convertible Preferred Stock or Common Stock by a Plan with respect to which we, the Agents or certain of our affiliates is or becomes a “party in interest” or “disqualified person” may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Convertible Preferred Stock or Common Stock is acquired or help pursuant to and in accordance with an applicable exemption. ERISA and the Code contain certain exemptions from the prohibited transaction rules in Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code, including Section 408(b)(17) of ERISA, regarding transactions entered into with entities that are “parties in interest” or “disqualified persons” solely by reason of being a service provider to a Plan or an affiliate thereof. The DOL has also issued several class exemptions, including DOL Prohibited Transaction Class Exemption (“PTCE”) 95-60 applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager.

As a general rule, certain plans, including governmental plans (as defined in Section 3(32) of ERISA) (“Governmental Plans”), church plans (as defined in Section 3(33) of ERISA) that have not made an election under section 410(d) of the Code (“Church Plans”) and non-U.S. plans (collectively “Non-ERISA Plans”) are not subject to the requirements of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Non-ERISA Plan is not subject to ERISA or Section 4975 of the Code, it may be subject to other federal, state, or local laws or non-U.S. laws that regulate its investments (a “Similar Law”). A fiduciary of a Non-ERISA Plan should make its own determination as to the requirements, if any, under any Similar Law applicable to the purchase of the Common Stock and the Convertible Preferred Stock.

Because of the prohibitions under ERISA and Section 4975 of the Code, discussed above, and the potential application of Similar Laws to Non-ERISA Plans, the Common Stock and the Convertible Preferred Stock, or any interest therein, may be purchased or held by any Plan (including an IRA) or any person investing “plan assets” of any Plan, provided such purchase and holding does not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violation of any Similar Law.

Accordingly, each purchaser or holder of the Common Stock and the Convertible Preferred Stock or any interest therein will be deemed to have represented by its purchase and holding thereof that either:

•

it is not a Plan or a Non-ERISA Plan and no part of the assets to be used by it to purchase and/or hold such Common Stock and the Convertible Preferred Stock or any interest therein constitutes “plan assets” of any Plan or non-ERISA Plan; or

•

it is itself a Plan (including an IRA) or a Non-ERISA Plan, or is purchasing or holding the Common Stock and the Convertible Preferred Stock or an interest therein on behalf of or with “plan assets” of one or more Plans or Non-ERISA Plans, and each such purchase and holding of such securities either (a) satisfies the requirements of, and is entitled to full exemptive relief under Section 408(b)(17) of ERISA or PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 (or some other applicable administrative or statutory, class or individual exemption) (or, in the case of a Non-ERISA Plan, a similar exemption applicable to the transaction) or (b) will not result in a prohibited transaction under ERISA or the Code or its equivalent or any other violation under applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be complete. Consequently, and due to the complex fiduciary responsibility and prohibited transaction rules described above and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Common Stock and the Convertible Preferred Stock on behalf of or with “plan assets” of any Plan or Non-ERISA Plan consult with their own counsel, prior to any such purchase, regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and the applicability of any exemption, and determine on their own that the acquisition and holding of Common Stock and the Convertible Preferred Stock by the purchaser Plan will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violation of any Similar Law.

EXPERTS

First Community’s financial statements as of December 31, 2008 and 2007 and for each the years in the three-year period ended December 31, 2008, included in this prospectus and Registration Statement, have been audited by Hacker, Johnson & Smith, P.A., independent auditors, as set forth in their report appearing herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of Common Stock and Convertible Preferred Stock and Commom Stock to be issued upon conversion of the Convertible Preferred Stock will be passed upon for First Community by Igler & Dougherty, P.A., 2457 Care Drive, Tallahassee, Florida 32308. The placement agent has been represented by Jones Day.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. Our reports, proxy statements and other information is available to the public on the internet at the website of the SEC located at http://www.sec.gov. You can also inspect and copy this information at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information.

We have filed with the SEC a registration statement on Form S-1 of which this prospectus is a part, under the Securities Act of 1933, as amended, for the Units, the Common Stock contained in the Units, the Convertible Preferred Stock, and the Common Stock to be issued by us upon conversion of the Convertible Preferred Stock. This prospectus does not contain all of the information set forth in the registration statement. For further information about us, the Units, the Common Stock contained in the Units, the Convertible Preferred Stock, and the Common Stock to be issued by us upon conversion of Convertible Preferred Stock, please review the registration statement, including the exhibits and the documents incorporated by reference. The registration statement may be inspected for free at the principal office of the SEC in Washington, D.C., and copies of all or part of it may be obtained from the SEC by paying the prescribed fees.

A copy of our Articles of Incorporation and Bylaws are available by sending a written request to Kay McAleer, First Community Bank Corporation of America, 9001 Belcher Road, Pinellas Park, Florida 33782. .

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus.

We incorporate by reference the documents listed below, except to the extent that any information contained in any such document is deemed “furnished” in accordance with SEC rules:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 27, 2009 (File No. 000-50357);

•

Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, filed with the SEC on May 13, 2009, August 14, 2009 and November 13, 2009, respectively (File No. 000-50357);

•	Our Current Reports on Form 8-K filed with the SEC on January 8, 2009, and December 2, 2009 (File No. 000-50357); and

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 2, 2009 (File No. 000-50357).

On the written or oral request of each person to whom a copy of this prospectus is delivered, we will provide, at no cost, a copy of any or all of the documents incorporated by reference in this prospectus, except the exhibits to those documents, unless the exhibits are specifically incorporated by reference.

Written requests for copies should be directed to First Community Bank Corporation of America, 9001 Belcher Road, Pinellas Park, Florida, 33782, Attention: Stan B. McClelland, Chief Financial Officer. Telephone requests for copies should be directed to (727) 520-0987. Such documents are also available through our internet website: www.fcbfl.com. The information contained in our website is not a part of, or incorporated by reference into, this prospectus.

You may read and copy any of these documents at the Public Reference Room at 100 F Street, N.E., Washington, DC, 20549. Please call the SEC at 1-800-SEC-0330 for further information. The SEC maintains an internet site that contains reports, proxy and other information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

You should rely only upon the information provided in this document, or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover or the date given in the applicable document.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery or of any sale of our Common Stock.

TABLE OF CONTENTS:

PROSPECTUS

Units consisting of

             shares of Common Stock

and one share of     % Cumulative Convertible Perpetual Preferred Stock, Series B

Sole Placement Agent

Raymond James & Associates, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered, other than dealer manager commissions. All of such expenses will be paid by us. All of the amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fee	$1,116.00
FINRA filing fee
NASDAQ listing fee
Accounting fees and expenses	50,000
Issuer’s Legal fees and expenses	100,000.00
Placement Agent’s legal fees and expenses
Blue Sky fees and expenses
Printing and shipping	50,000.00
Transfer Agent and registrar expenses
Miscellaneous	4,884.00

Total	$206,000.00

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers

Florida law permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

In the case of proceedings by or in the right of the corporation, Florida law permits for indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Florida law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Also, under Florida law, expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

The Company’s Articles of Incorporation provide that we shall indemnify all directors and officers, whether or not then in office, who are or become a party, or are threatened to be made a party, to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer, or is or was serving at the request of the Company as an officer or director, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including any appeal thereof, provided, however, that there shall be no indemnification against gross negligence of willful misconduct.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities.

On December 23, 2008, pursuant to the TARP Capital Purchase Program (“CPP”), the Company agreed to issue and sell, and the Treasury agreed to purchase: (a) 10,685 shares of the Company’s Series A Preferred Stock, and (b) the Warrant to purchase up to 228,312 shares of our Common Stock, at an exercise price of $7.02 per share.

On December 18, 2008, the Company filed with the Division of Corporations, Secretary of State of Florida an amendment to its Articles of Incorporation establishing the terms of the Series A Preferred Stock.

The issuance and sale also closed on December 23, 2008 and was exempt from registration as a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended. The purchase price for the Series A Preferred Stock and the Warrant was $10,685,000.

Cumulative dividends on the Series A Preferred Stock will accrue on the purchase price at an annual rate of 5% per year for the first five years and at an annual rate of 9% thereafter, but will be paid only if and when declared by the Company’s Board of Directors. The Series A Preferred Stock has no maturity date and rank senior to the Common Stock (and pari passu with any other Company senior preferred stock, of which no shares are currently outstanding) with respect to the payment of dividends, distributions and amounts payable upon liquidation, dissolution and winding up of the Company. Subject to the approval of the OTS, the Series A Preferred Stock is redeemable at the option of the Company at 100% of their liquidation preference, provided that the Series A Preferred Stock may be redeemed prior to the first dividend payment date after December 23, 2013 only if: (a) the Company has raised aggregate gross proceeds in excess of $1,671,250 in equity offerings that qualify pursuant to the terms of the CPP; and (b) the aggregate redemption price does not exceed the aggregate net proceeds from such qualified equity offerings.

The Treasury may not transfer any portion of the Warrant covering, or exercise the Warrant for more than one-half of, the 228,312 shares of Common Stock underlying the Warrant until the earlier of: (a) the date on which the Company has received aggregate gross proceeds of not less than $1,671,250 from qualified equity offerings; and (b) December 31, 2009. In the event the Company completes qualified equity offerings on or prior to December 31, 2009 raising gross proceeds of at least $1,671,250, the number of shares of Common Stock underlying the Warrant will be reduced by one-half. Pursuant to the CPP, a qualified equity offering is the sale and issuance for cash by the Company to persons other than the Company or any Company subsidiary of securities that qualify as Tier 1 capital for the Company at the time of issuance.

The CPP imposes limitations on the payment of dividends on the Common Stock and on the Company’s ability to repurchase its Common Stock, and subjects the Company to executive compensation limitations included in the Emergency Economic Stabilization Act of 2008. As a condition to the closing of the transaction, each of Chief Executive Officer Kenneth P. Cherven, Chief Financial Officer Stan B. McClelland, Regional President—Pinellas County Scott C. Boyle, Regional President—Charlotte County Michael J. Bullerdick and Executive Vice President Clifton E. Tufts: (a) executed a waiver voluntarily waiving any claim against the Treasury or the Company for any changes to such officer’s compensation or benefits that are required to comply with the regulations issued by the Treasury under the CPP and acknowledging that the regulation may require modification of the compensation arrangements and agreements (including so-called “golden parachute” agreements) as they relate to the period the Treasury holds any securities of the Company acquired through the CPP; and (b) entered into a CPP Compliance Agreement with the Company so amending such compensation arrangements and agreements.

Item 16.	Exhibits

The following exhibits are filed with the Securities and Exchange Commission (“SEC”) and are incorporated by reference into this Form S-1.

Exhibit No.	Description of Exhibit

(a)3.1	Amended and Restated Articles of Incorporation

(d)3.2	Articles of Amendment to Amended and Restated Articles of Incorporation

3.3	Articles of Amendment to Amended and Restated Articles of Incorporation, effective on May 1, 2006

(f)3.4	Articles of Amendment to Amended and Restated Articles of Incorporation

3.5	Articles of Amendment to Amended and Restated Articles of Incorporation, designating % Cumulative Convertible Perpetual Preferred Stock, Series B, dated December , 2009 (to be filed by amendment)

(a)3.3	Bylaws

4.1	Form of Common Stock Certificate

(f) 4.2	Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A

4.3	Form of Certificate for % Cumulative Convertible Perpetual Preferred Stock, Series B (to be filed by amendment)

(f) 4.4	Warrant to purchase up to 228,312 shares of Common Stock

5.1	Opinion of Igler & Dougherty, P.A. (to be filed by amendment)

10.1	Form of Placement Agreement

(b)10.2	Employment Agreement of Kenneth P. Cherven

10.3	Non-competition, Non-solicitation, and Non-disclosure Agreement of Clifton E. Tufts, dated March 28, 2005

(c)10.4	Second Amended and Restated Non-Employee Director Stock Option Plan

Exhibit No.	Description of Exhibit

(a)10.5	Long-Term Incentive Plan

(f)10.6	Deferred Compensation Plan

(f)10.7	Letter Agreement, dated December 23, 2008 between the Company and the United States Department of the Treasury

(f)10.8	Form of Waiver

(f)10.9	Form of Compliance Agreement

(f)10.10	Securities Purchase Agreement—Standard Terms between the Company and the United States Department of the Treasury

10.11	Subscription Form

(g)21.1	Subsidiaries of the Registrant

23.1	Consent of Hacker, Johnson & Smith, P.A.

23.2	Consent of Igler & Dougherty, P.A. (to be filed by amendment)

24.1	Power of Attorney (included in the signature page of this Pre-Effective Amendment Number 1 to the Registration Statement)

99.1	Form of Letter to Shareholders

Exhibits marked with an (a) were filed with First Community’s original filing of Form SB-2 on April 7, 2003.

Exhibits marked with a (b) were filed with First Community’s filing of its Amendment One to Form SB-2 on May 8, 2003.

Exhibits marked with a (c) were filed with First Community’s filing of its Form S-8 on June 28, 2004.

Exhibits marked with a (d) were filed with First Community’s filing of its Form 10-K on March 15, 2006.

Exhibits marked with a (e) were filed with First Community’s filing of its Form 10-K on March 8, 2007.

Exhibits marked with an (f) were filed with First Community’s filing of its Form 8-K on December 29, 2008.

Exhibits marked with an (g) were filed with First Community’s filing of its Form 10-K on March 27, 2008

Item 17.	Undertakings

(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B (Section 230.430B of this chapter):

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment Number 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pinellas Park, State of Florida on December 21, 2009.

FIRST COMMUNITY BANK CORPORATION OF AMERICA

By:	/s/ KENNETH P. CHERVEN
Kenneth P. Cherven
Chief Executive Officer, President & Principal Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned being a director or an executive officer of First Community Bank Corporation, a Florida corporation (the “Company”), constitutes and appoints Kenneth P. Cherven and Kay McAleer, with full power to each of them to act alone, as the true and lawful attorneys and agents of the undersigned, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign and any and all amendments (including pre-effective and post-effective amendments) to this Pre-Effective Amendment Number 1 to the Registration Statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposed as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact, agent or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment Number 1 to the Registration Statement has been signed by the following person in the capacities indicated on December 21, 2009.

Signature	Title

/S/ KENNETH P. CHERVEN Kenneth P. Cherven	Chief Executive Officer, President, Principal Executive Officer, Director

/S/ STAN B. MCCLELLAND Stan B. McClelland	Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer

/S/ BRAD BISHOP Brad Bishop	Director

/S/ KENNETH DELARBRE Kenneth Delarbre	Director

/S/ KENNETH F. FALIERO Kenneth F. Faliero	Director

/S/ JAMES MACALUSO James Macaluso	Director

Signature	Title

/S/ DAVID K. MEEHAN David K. Meehan	Director

/S/ ROBERT G. MENKE Robert G. Menke	Director

/S/ ROBERT M. MENKE Robert M. Menke	Director